                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD APRIL 29, 1995

To the Shareholders:

Please Take Notice that the Annual Meeting of Shareholders of The Raymond Corporation (the "Corporation") will be held on Saturday, April 29, 1995 at 11:00 A.M. local time, in the Greene Central High School, South Canal Street, Greene, New York for the following purposes:

       (1) To elect four (4) Directors to serve for terms of three (3) years, and until their respective successors are elected and qualified;

       (2) To approve The Raymond Corporation Stock Option Plan (1995) adopted by the Board of Directors of the Corporation on March 4, 1995;

       (3) To approve the appointment of auditors for the year 1995; and

       (4) To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 10, 1995 as the record date for the determination of shareholders of the Corporation entitled to notice of and to vote at the meeting, or any adjournment or adjournments thereof, and only shareholders of record at such time and date are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,





Paul J. Sternberg
Secretary


March 29, 1995



In order to assure your representation at the meeting, please promptly date, sign and mail the enclosed proxy, which is being solicited on behalf of the Board of Directors. A self-addressed return envelope, which requires no postage if mailed in the United States, is enclosed for that purpose.

Dear Shareholders:

   You are cordially invited to attend the Annual Meeting of Shareholders on Saturday, April 29, 1995 at 11:00 A.M. in the Greene Central High School, South Canal Street, Greene, New York.

   Messrs. Senecal and Tarnow will not be standing for reelection this year. We are very grateful for their years of dedicated service and numerous contributions as Board members of The Raymond Corporation.

   We are pleased to announce that Mr. John V. Sponyoe, appointed to the Board of Directors on March 4, 1995, and Mr. Michael O. Womack are nominated for election as directors for the first time.


Very truly yours,




George G. Raymond, Jr.
Chairman of the Board

                                PROXY STATEMENT

TO THE SHAREHOLDERS OF THE RAYMOND CORPORATION:

   This Proxy Statement and the enclosed form of proxy will be mailed to shareholders on or about March 29, 1995, in connection with a solicitation of proxies by the Board of Directors of The Raymond Corporation (the "Corporation"), a New York corporation, to be used at the Annual Meeting of Shareholders to be held on Saturday, April 29, 1995 at 11:00 A.M. local time, in the Greene Central High School, South Canal Street, Greene, New York for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. The Corporation's corporate headquarters are located at South Canal Street, Greene, New York, 13778.

   The form of proxy enclosed may be revoked at any time before it is voted by filing with the Secretary a written revocation or a proxy bearing a later date, or by attending and voting at the meeting. If a shareholder specifies on an effective proxy how it is to be voted on any of the business to come before the meeting, it will be voted in accordance with such specifications. If no specification is made on an effective proxy, it will be voted by the persons named as proxy holders:

   FOR the election as directors of the Corporation of the four nominees for director for three year terms, as listed under the caption "Nominees for Election as Directors",

   FOR the approval of The Raymond Corporation Stock Option Plan (1995) as set forth in Exhibit A to this Proxy Statement, and

   FOR the approval of the selection by the Board of Directors of Ernst & Young LLP as auditors for the Corporation for the 1995 fiscal year.

   In the event other business is brought before the meeting, the enclosed proxy gives discretionary authority to the persons named therein to vote the shares represented by an effective proxy in accordance with their judgment.

   Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the Annual Meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those votes cast "For" and "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

   At the close of business on March 10, 1995, the record date for the determination of shareholders entitled to vote at the meeting, there were outstanding and entitled to vote 6,343,487 shares of the Corporation's Common Stock. Each share of Common Stock entitles the holder to one vote.

SECURITY OWNERSHIP OF MANAGEMENT

   The following table sets forth, as of March 10, 1995, the number of shares of the Corporation's Common Stock beneficially owned by each of its directors and nominees for director, each executive officer named in the Summary Compensation Table, and all directors and officers as a group, based upon information obtained from such persons:

-----------------------------------------------------------------------------------------------------
                                                     Amount and Nature of Beneficial Ownership
                                            ---------------------------------------------------------
                                              Sole Voting      Options
                                              and              Exercisable    Other          Percent
Name of Individual                            Investment       Within         Beneficial     of
or Group                                      Power            60 days        Ownership      Class
-----------------------------------------------------------------------------------------------------
Ross K. Colquhoun  .......................      122,410         113,061             -0-         3.5%
James F. Matthews  .......................          -0-           1,063          5,000(1)          *
John E. Mott  ............................        1,813           6,549             -0-            *
Michael R. Porter  .......................        1,260           6,549             -0-            *
George G. Raymond, Jr.  ..................      580,378             -0-        160,557(4)      14.9%
                                                                               261,062(5)
Arthur M. Richardson  ....................          315           8,035             -0-            *
                                                                                39,878(3)
Dr. M. Richard Rose  .....................        6,294           8,035             -0-            *
Daniel F. Senecal  .......................        1,470           8,035         39,878(3)
John V. Sponyoe  .........................          -0-             -0-             -0-            *
Robert L. Tarnow  ........................        4,725           8,035             -0-            *
Lee J. Wolf  .............................        1,693           6,432          1,603(1)       3.1%
                                                                                39,878(3)
                                                                               160,557(4)
Michael O. Womack  .......................          -0-             -0-             -0-            *
Jerome R. Dinn  ..........................        3,951          10,605             -0-            *
Margaret L. Gallagher  ...................       10,816          35,176             -0-            *
William B. Lynn  .........................          -0-          35,950         10,166(1)       1.3%
                                                                                   612(2)
                                                                                39,878(3)
James J. Malvaso  ........................          365           5,565             -0-            *
All officers and directors as a group (21
  persons) ...............................      745,538         320,817          481,992       23.0%

________________________________________________________________________________

* Indicates less than one percent ownership.

(1) Shares held jointly with spouse.

(2) Shares held in trust for son.

(3) Shares held in the Corporation's Profit Sharing Plans, of which Messrs. Lynn, Richardson, Senecal and Wolf are trustees.

(4) Shares held by the Raymond Foundation, of which Messrs. Raymond and Wolf are trustees.

(5) Shares held in family trusts, of which Mr. Raymond is co-trustee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   Based on filings with the Securities and Exchange Commission the following persons and institutions are known by the Corporation to beneficially own more than five percent of the outstanding shares of Common Stock of the
Corporation:

-------------------------------------------------------------------------------------
                 Name and Address of                    Shares Beneficially     % of
Title of Class   Beneficial Owner                       Owned(1)                Class
-------------------------------------------------------------------------------------
Common Stock...  The Huntington Trust Company, N.A.         1,120,562(2)         17.7%
                 41 South High Street, Suite 3400
                 Columbus, Ohio 43287
-------------------------------------------------------------------------------------
Common Stock...  George G. Raymond, Jr.                     1,001,997(3)         15.8%
                 Chairman of the Board
                 The Raymond Corporation
                 Greene, New York 13778-0130
-------------------------------------------------------------------------------------
Common Stock...  ICM Asset Management, Inc.                   568,000(4)          8.9%
                 W. 601 Main Ave., Suite 917
                 Spokane, Washington 99201
-------------------------------------------------------------------------------------
Common Stock...  David L. Babson & Co., Inc.                  535,430(5)          8.4%
                 One Memorial Drive
                 Cambridge, Massachusetts 02142-1300
-------------------------------------------------------------------------------------
Common Stock...  Madeleine R. Young                           507,735(6)          8.0%
                 401 E. Linton Boulevard
                 Apartment 629
                 DelRay Beach, Florida 33483
-------------------------------------------------------------------------------------
Common Stock  .  Pioneering Management Corporation            380,782(7)          6.0%
                 60 State Street
                 Boston, Massachusetts 02114
-------------------------------------------------------------------------------------
Common Stock...  FMR Corp.                                    331,395(8)          5.2%
                 82 Devonshire Street
                 Boston, Massachusetts 02109
------------------------------------------------------------------------------------

(1) Shareholder has sole voting and sole dispositive power unless otherwise indicated.

(2) The Huntington Trust Company, N.A. ("Huntington") reports sole power to vote over 149,772 shares and no shared voting power; sole dispositive power over 13,750 shares and shared dispositive power over 1,105,662 shares. Huntington is the bank depository for various Raymond family-owned shares.

(3) Includes 160,557 shares held by the Raymond Foundation, of which Mr. Raymond is a trustee. Includes 251,393 shares in family trusts of which Mr. Raymond, Madeleine R. Young and The Huntington Trust Company of Florida, N.A. are co-trustees and 9,669 shares in a family trust of which Mr. Raymond and Marine Midland Bank, N. A. are co-trustees. Mr. Raymond has shared voting and dispositive power over 421,619 shares.

(4) ICM Asset Management, Inc. reports sole voting power over 16,905 shares, shared voting power over 186,090 shares and shared dispositive power over 568,000.

(5) David L. Babson & Co., Inc. reports shared voting power over 122,720 shares.

(6) Includes 160,557 shares held by the Raymond Foundation, of which Mrs. Young is a trustee. Includes 251,393 shares in family trusts of which Mrs. Young, Mr. Raymond and The Huntington Trust Company of Florida, N.A. are co-trustees. Mrs. Young reports shared voting and dispositive power over 411,950 shares.

(7) Pioneering Management Corporation reports shared dispositive power over 380,782 shares.

(8) FMR Corp. reports sole voting power over 156,740 shares and no shared voting power.

ELECTION OF DIRECTORS

   The Board of Directors is currently comprised of 11 directors. The Board is divided into three classes as nearly equal in number as possible. At each Annual Meeting, directors constituting one class are nominated for election.

   Four (4) directors of the Corporation are to be elected at this meeting to serve for terms of three (3) years, and until their respective successors are elected and qualified.

   The shares represented by the enclosed proxy will be voted for the election of Ross K. Colquhoun, John V. Sponyoe, Lee J. Wolf and Michael O. Womack unless authority to vote the shares for the election of directors is withheld. The Board of Directors believes that all nominees will be available and able to serve as directors. If for any reason any nominee becomes unavailable prior to the Annual Meeting to serve, it is expected that either
(a) the persons named in the proxy will vote for another nominee or nominees to be selected by the Board of Directors, or (b) the number of directors will be reduced accordingly.

   The following table contains certain information as of March 10, 1995, with respect to the persons who have been nominated to serve three year terms as directors and for the Corporation's other directors who are currently serving terms expiring in 1996 and 1997.

                      NOMINEES FOR ELECTION AS DIRECTORS

ROSS K. COLQUHOUN                                          Director since 1984

   Mr. Colquhoun, 64, is the President and Chief Executive Officer of the Corporation, and has served in such capacity for more than the past five years. He is also Chairman of the Board of G. N. Johnston Equipment Co. Ltd and Associated Material Handling Industries, Inc. Mr. Colquhoun is President of the Industrial Truck Association.

JOHN V. SPONYOE                                        Appointed Director 1995

   Mr. Sponyoe, 56, is the President of Loral Federal Systems-Owego, a division of Loral Corporation, a developer and manufacturer of hardware and software systems. From June 1987 through February 1994, he was Vice President and General Manager of IBM Federal Systems Company-Owego. Mr. Sponyoe is a member of the Board of Directors of B.S.B. Bancorp, and a director or trustee of several educational, civic and charitable organizations, including Roberson Museum & Science Center, WSKG public television and radio, and Binghamton University School of Management.

LEE J. WOLF                                                Director since 1973

   Mr. Wolf, 79, was a senior executive of the Corporation for more than 11 years until 1980, serving as Senior Vice President-Finance and Treasurer from 1969 to 1978 and as President of Raymond Leasing Corporation from 1971 to 1980. Since 1980 he has served as a consultant to the Corporation.

MICHAEL O. WOMACK                                         Nominee for Director

   Mr. Womack, 53, has been the President of Womack Material Handling Systems, Inc. since June 1978. Located in Wallingford, Connecticut, Womack Material Handling Systems, Inc. is a member of the Corporation's Dealer Network.

                        DIRECTORS CONTINUING IN OFFICE
                   TERM EXPIRES AT THE 1996 ANNUAL MEETING

MICHAEL R. PORTER                                          Director since 1989

   Mr. Porter, 48, since January 1994, has been President of Nexus Corporation, a greenhouse manufacturing company. Previously, during 1993-1994 he was President of Phiji Group, Inc., an investment company, and prior thereto he was President and General Manager of Diversified Transmission Products, Borg Warner Automotive Inc., from 1991 to 1993 and Vice President and General Manager of Borg Warner Automotive Transmission and Engine Components from 1984 to 1991.

GEORGE G. RAYMOND, JR.                                     Director since 1946

   Mr. Raymond, 73, has served as Chairman of the Board of the Corporation since 1973. He is a lifetime trustee of Alfred University.

DR. M. RICHARD ROSE                                        Director since 1979

   Dr. Rose, 62, served as President of Rochester Institute of Technology from 1979 to 1992. He is a member of the Boards of Directors of Rochester Gas and Electric Corporation, Baldwin Technology Company, Inc. and Webcraft Technologies, Inc. and is a trustee of Roberts Wesleyan College.

                   TERM EXPIRES AT THE 1997 ANNUAL MEETING

JAMES F. MATTHEWS                                          Director since 1994

   Mr. Matthews, 60, has been the President of The Matco Group, Incorporated, a diversified holding company, since 1965. He is a member of the Boards of Directors of Brandt Technologies, Inc. and Binghamton Simulator Co., Inc. Mr. Matthews is a director or trustee of several civic and charitable organizations, including Chase Upstate Advisory Council of Chase Lincoln First Bank, N.A., Broome County Charities, Lourdes Hospital, Mom's House and Syracuse Cancer Research Institute.

JOHN E. MOTT                                               Director since 1974

   Mr. Mott, 70, is Secretary of Raymond Industrial Equipment, Limited, a wholly-owned Canadian subsidiary of the Corporation. Formerly, he served as Chairman of the Board of Raymond Industrial Equipment, Limited and Vice President-International Operations of the Corporation. Mr. Mott is also President of Twenty Five Investments Ltd., a Canadian investment company.

ARTHUR M. RICHARDSON                                       Director since 1984

   Mr. Richardson, 68, has been President of Richardson Capital Corporation, a venture capital company, since 1985. He is a member of the Boards of Directors of Goulds Pumps, Inc., Rochester Gas and Electric Corporation and Transmation Corp. Mr. Richardson also serves as trustee of the University of Rochester.

   Unless otherwise indicated, the principal occupations of all the Directors have been set forth for five years or more, except that certain of the Directors have served their present employers in other executive capacities during such period. Mr. Raymond may be considered, because of his stock ownership, a "control person" of the Corporation.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

   To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the 1994 fiscal year ended December 31, 1994, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

COMMITTEES OF THE BOARD OF DIRECTORS

   Committees of the Board include the Executive, Finance, Human Resource, Executive Compensation, Audit and Pension Plan Review Committees. There is no nominating committee. The nominating function is fulfilled by the Human Resource Committee. The Human Resource Committee will consider nominees for director recommended by shareholders. Although no formal procedure has been established, shareholders may submit recommendations to the Secretary of the Corporation at P. O. Box 130, Greene, New York, 13778 at the time set forth for submitting shareholder proposals.

   The Executive Committee presently has four members: Messrs. Colquhoun, Raymond, Richardson and Rose. The function of this committee is to act in place of the Board between Board Meetings in the event a matter requires immediate attention. This committee held no meetings in 1994.

   The Finance Committee presently has four members: Messrs. Richardson, Porter, Raymond and Wolf. The function of this committee is to review capital requirements and make recommendations to the Board of Directors with respect thereto. This committee held two meetings in 1994.

   The Human Resource Committee presently has five members: Messrs. Matthews, Porter, Rose, Raymond and Tarnow. The Committee has the responsibility of reviewing management practices and matters of employee relations, training programs and affirmative action. The Human Resource Committee held four meetings in 1994.

   The Executive Compensation Committee presently has four members: Messrs. Matthews, Porter, Rose and Tarnow. The Executive Compensation Committee reviews the Corporation's compensation philosophy and programs, sets compensation for the Chief Executive Officer and authorizes executive compensation to officers. It also is responsible for the administration of the Corporation's Stock Option Plans. The Executive Compensation Committee held four meetings in 1994.

   The Audit Committee presently has four members: Messrs. Matthews, Mott, Porter, and Tarnow. The functions of the Audit Committee are to receive and review the audits of the Corporation's books by outside independent auditors, to review the internal audit function, to consider matters of accounting policy and to investigate and make a recommendation to the Board of Directors each year with respect to the appointment of independent auditors for the following year. This committee held two meetings in 1994.

   The Pension Plan Review Committee presently has four members: Messrs. Mott, Richardson, Senecal and Wolf. This Committee reviews the Pension Plans of the Corporation and makes recommendations to the Board with respect thereto. This committee held two meetings in 1994.

   Pursuant to the Bylaws of the Corporation, Mr. Colquhoun is an ex officio member of all committees of the Board except for the Audit Committee and the Executive Compensation Committee.

   The Board of Directors met five times during Fiscal 1994. No director attended fewer than 75% of the total number of meetings of the Board and Committees on which the director served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Directors M. Richard Rose, James F. Matthews, Michael R. Porter and Robert
L. Tarnow comprise the Corporation's Executive Compensation Committee. Messrs. Rose, Matthews, Porter and Tarnow are nonemployee directors of the Corporation, none of which is a former officer of the Corporation or any of its subsidiaries.

   James F. Matthews, a director of the Corporation, is the President and 100% owner of The Matco Group, Incorporated. The Corporation does business with several of Mr. Matthews' companies, including Wholesale Electric Supply Corp., a supplier of electrical wiring materials, U. S. Assemblies Endicott, Inc., a supplier of assembled printed circuit boards, and Matthews Leasing Corp., an automobile leasing company. In 1994, the Corporation paid $2,259,000 for services and materials supplied by Mr. Matthews' companies to the Corporation in the ordinary course of business.

DIRECTORS' REMUNERATION; ATTENDANCE

   Directors who are employees of the Corporation receive no compensation for their service as directors or as members of committees. Each director who is not an employee of the Corporation receives or is credited with the following fees: annual retainer, $12,000 per year, $800 for each Board meeting attended and $800 for each committee meeting attended with a maximum of one paid committee meeting fee per day.

   Lee J. Wolf is a paid consultant to the Corporation. With many years of past service to the Corporation as an employee and presently as a director, his expertise and knowledge are highly regarded. Mr. Wolf is paid a yearly consulting fee of $6,000. The Corporation considers the terms of Mr. Wolf's consulting agreement to be reasonable and to contain terms substantially similar to those the Corporation would have effected with unrelated parties. The consulting agreement expires December 31, 1995.

   George G. Raymond, Jr., Chairman of the Board, is a paid consultant to the Corporation. The Corporation recognizes Mr. Raymond's associations, contacts, experience and expertise developed over the years and considers his contributions valuable to the Corporation in expanding its present operations and making them more profitable. Mr. Raymond will participate in specific corporate events at the request of the Chief Executive Officer and will be paid $101,200 in 1995 for his consulting services. The consulting agreement expires December 31, 1995. Mr. Raymond receives no compensation for his service as a Board member.

   Members of the Board of Directors participate in the Corporation's Stock Option Plan. The Plan provides each of the outside directors with automatic annual grants to purchase for up to ten years that number of shares of the Corporation's common stock equal to the average compensation paid to the non-employee directors divided by the fair market value per share on the date of the grant.

   Nonemployee directors also may participate in the Corporation's Deferred Compensation Plan for Exempt Employees, which permits deferral of compensation and provides for interest at the prime rate on the amounts deferred. In 1994, Mr. Wolf participated in the Plan.

                REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

INTRODUCTION

   The Executive Compensation Committee is comprised of four independent outside directors, Dr. M. Richard Rose, Chairman, and Messrs. James F. Matthews, Michael R. Porter and Robert L. Tarnow. The Committee establishes compensation policies and the compensation paid to the CEO and executive officers of the Corporation. The policies are designed to provide competitive and fair levels of compensation that integrate pay with the Corporation's annual and long-term performance goals of growing the business while increasing earnings and shareholder equity, reward above average corporate performance, recognize individual and group initiatives and achievements, and assist the Corporation in attracting and retaining qualified executives.

   The compensation policies are designed to facilitate the Corporation's business goals of providing customers with quality products and services, and shareholders and investors with a reasonable return on their investment. These policies include:

       An emphasis on variable and at risk compensation that is dependent upon the level of success in meeting specified individual and group goals.

       A significant amount of pay for senior executives in the form of long-term and at risk pay to focus attention on the long-term value of shareholder investment and the balancing of short-term and long-term business goals.

       A component encouraging executives to become shareholders of the Corporation and in turn to promote identification with Corporation and shareholder interests.

       A total compensation program that reflects current market practices and will attract and retain a stable, successful management team.

   The key elements of the Corporation's executive compensation program are base salary, annual cash incentives and long-term incentives in the form of stock options. Each is addressed separately below. The compensation program is reviewed annually by the Executive Compensation Committee and compared with other North American manufacturing companies of comparable sales volume and employment levels in similar industries, as well as with a broader group of the Standard & Poor's 500 companies.

   Base Salary. The Executive Compensation Committee annually reviews each executive's base salary. Base salaries are targeted at the average for comparable North American manufacturing companies in durable goods industries, including other materials handling companies. Base salaries for executives are initially determined by evaluating executive's level of responsibility, prior experience, breadth of knowledge, abilities, internal equity issues and external pay practices. Increases to base salaries are influenced by individual performance evaluations, market trends and the Corporation's financial position.

   The base salary for the Corporation's President & Chief Executive Officer was reviewed in March of 1994 by the Executive Compensation Committee. In view of the Corporation's steady progress in meeting its business goals, a base salary increase of 4.56% was authorized effective July 1994, which coincided with a Corporation-wide wage review. The Committee concluded that Mr. Colquhoun has directly influenced the Corporation's steady and positive financial growth as well as increased the presence of Raymond products in domestic and international markets, noting the 33% increase in revenues, and the 94% increase in net income in 1994.

   Annual Cash Incentive. The annual incentive plan promotes the Corporation's pay for performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses. Annual bonus awards allow the Corporation to communicate specific goals of primary importance during the coming year and motivate executives to achieve these goals.

   The goals established in 1993 for 1994 included specific measures of the Corporation's performance in terms of increased market distribution, cycle time reduction, increased units produced, continued introduction of new products and services, the expansion of markets through joint ventures and the formation of Dockstocker Corporation.

   The annual incentive plan approved by the Executive Compensation Committee and Board of Directors in December 1993 for the 1994 business cycle was based on a relationship of pretax profits to the Corporation's net worth. The Executive Compensation Committee believes that a bonus based on these factors aligns the executive officer's reward directly to shareholder investment value. The CEO was awarded $249,660 based on the formula and the remaining bonus pool was equally distributed among executive officers of the Corporation.

   An additional bonus of $65,000 was awarded by the Executive Compensation Committee to Ross K. Colquhoun in 1994 based on his outstanding performance in leading the Corporation and the Corporation's achievement of its financial goals as indicated above.

   Long-Term Incentives. Long-term incentives are provided pursuant to The Raymond Corporation Stock Option Plan (1991) (the "Plan"). The stock options are a component of the compensation plan and are expected to provide executives with long-term incentives and stock options which are competitive within the labor market while being reflective of prior performance. The number of options granted in 1994 was determined according to a formula based on the market price of the Corporation's Common Stock and the executive officer's base salary and performance level, without regard to the number of options already held by the optionee. This compensation element encourages executives to focus on the creation of shareholder long-term investment value and promotes equity ownership in the Corporation.

   In accordance with the Plan, Mr. Colquhoun, President and CEO was awarded 22,680 non-qualified options at a fair market value of $16.67 per share in 1994.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

   Based on proposed Treasury Regulations issued in December 1993, the Committee has determined that it is unlikely that the Corporation would pay compensation in fiscal 1995 that would result in the loss of a federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, and accordingly has not recommended that any special actions be taken or plans or programs be revised at this time in light of such tax law provision.

SUMMARY

   The Executive Compensation Committee believes that the compensation program for the CEO and corporate executives is appropriate given the outstanding performance in 1994 and in consideration of compensation programs provided by comparable companies. The Executive Compensation Committee believes the annual performance pay is appropriately linked to individual performance, annual financial performance of the Corporation and shareholder value.

Dr. M. Richard Rose, Chairman
James F. Matthews
Michael R. Porter
Robert L. Tarnow

EXECUTIVE COMPENSATION

   The following table sets forth information with respect to the Chief Executive Officer and the four most highly compensated executive officers of the Corporation.

                          SUMMARY COMPENSATION TABLE

-----------------------------------------------------------------------------------------------------------------------
                                        Annual Compensation                  Long-Term
                                                                             Compensation Awards
-----------------------------------------------------------------------------------------------------------------------
(a)                      (b)      (c)         (d)         (e)                (g)                     (i)
Name and
Principal                                                 Other Annual       Securities Underlying   All Other
Position                 Year     Salary($)   Bonus ($)   Compensation($)    Options/SARs(#)(1)      Compensation($)
-----------------------------------------------------------------------------------------------------------------------
Ross K. Colquhoun         1994     318,101     314,660           0                  22,680           43,962(2)(3)(4)(5)
President
& CEO                     1993     305,257     158,195           0                  22,418           14,610(6)(7)(8)

                          1992     295,249      71,390           0                  30,030            9,013(9)
-----------------------------------------------------------------------------------------------------------------------
William B. Lynn           1994     150,421     124,830           0                   8,505           15,933(2)(3)(4)(5)
Executive
Vice President            1993     132,789      68,042           0                   8,610            5,134(6)(7)(8)

                          1992     131,830      35,695           0                  11,078            1,579(9)
-----------------------------------------------------------------------------------------------------------------------
Jerome R. Dinn            1994     121,397     124,830           0                   4,515           14,067(2)(3)(4)(5)
Vice President-
Sales & Quality           1993     119,469      52,028           0                   6,090            5,017(6)(7)(8)

                          1992     111,214      35,695           0                   9,135            1,619(9)
-----------------------------------------------------------------------------------------------------------------------
Margaret L. Gallagher     1994     117,769     124,830           0                   6,983           12,886(2)(3)(4)(5)
Vice President -
Marketing                 1993     114,165      52,028           0                   7,035            4,281(6)(7)(8)

                          1992     109,508      35,695           0                   6,825            1,286(9)
-----------------------------------------------------------------------------------------------------------------------
James J. Malvaso          1994     114,423     124,830           0                   5,565           11,705(2)(3)(4)(5)
Vice President -
Operations                1993      56,587      26,014           0                     N/A            1,944(6)(7)(8)

                          1992         N/A         N/A           0                     N/A               N/A
-----------------------------------------------------------------------------------------------------------------------

(1) Adjusted to reflect the 1994 5% stock dividend.

(2) Insurance premiums paid for benefit of Mr. R.K. Colquhoun $9,763, Mr. W.B. Lynn $1,922, Mr. J.R. Dinn $2,329, Ms. M.L. Gallagher $1,636 and Mr. J.J. Malvaso $967.

(3) Includes cash profit sharing amounts of $13,935 to Mr. R.K. Colquhoun, $5,041 to Mr. W.B. Lynn, $3,947 to Mr. J.R. Dinn, $3,727 to Ms. M.L.
    Gallagher and $3,685 to Mr. J.J. Malvaso.

(4) Includes deferred profit sharing amounts of $5,152 for CEO and named executive officers.

(5) Includes deferred profit sharing amounts under supplemental benefits equalization plan of $15,112 to Mr. R.K. Colquhoun, $3,818 to Mr. W.B. Lynn, $2,639 to Mr. J.R. Dinn, $2,371 to Ms. M.L. Gallagher and $1,901 to Mr. J.J. Malvaso.

(6) Insurance premiums paid for benefit of Mr. R.K. Colquhoun $9,336, Mr. W.B. Lynn $1,710, Mr. J.R. Dinn $1,926, Ms. M.L. Gallagher $1,321 and Mr. J.J. Malvaso $753.

(7) Includes cash profit sharing amounts of $1,517 to Mr. R.K. Colquhoun, $685 to Mr. W.B. Lynn, $602 to Mr. J.R. Dinn, $561 to Ms. M.L. Gallagher and $279 to Mr. J.J. Malvaso.

(8) Includes deferred profit sharing amounts of $3,757 to Mr. R.K. Colquhoun, $2,739 to Mr. W.B. Lynn, $2,489 to Mr. J.R. Dinn, $2,399 to Ms. M.L.
    Gallagher and $912 to Mr. J.J. Malvaso.

(9) Insurance premiums paid for benefit of CEO and named executive officers.

PERFORMANCE GRAPH

   The following performance graph compares the performance of the Corporation's Common Stock for the last five fiscal years to the S & P 500 Index and the Value Line Machinery Peer Group, which consists of 32 companies.

                Comparison of Five-Year Cumulative Total Return*
            (Performance Results Through Fiscal Year Ended 12/31/94)

                                 GRAPH INSERTED
250 --------------------------------------------------------------------------
    ---------------------------------------------------------------------*----
225 --------------------------------------------------------------------------
    --------------------------------------------------------------------------
200 --------------------------------------------------------*-----------------
    -------------------------------------------*------------------------------
175 --------------------------------------------------------------------------
    --------------------------------------------------------@------------@----
150 --------------------------------------------------------#------------#----
    -------------------------------------------#------------------------------
125 -----------------------------#-------------@------------------------------
    -----------------------------*@-------------------------------------------
100 *#@-------------#---------------------------------------------------------
    ---------------*@---------------------------------------------------------
 75 --------------------------------------------------------------------------
    --------------------------------------------------------------------------
 50 --------------------------------------------------------------------------
    --------------------------------------------------------------------------
 25 --------------------------------------------------------------------------
  0 --------------------------------------------------------------------------
    1989          1990          1991          1992          1993          1994

    * = Raymond          # = S&P 500         @ = Machinery Peer Group

-------------------------------------------------------------------------------
                            1989     1990     1991     1992     1993     1994
Raymond                   $100.00   $93.75  $112.50   $187.50  $209.38  $242.81
S&P 500                   $100.00   $96.83  $126.41   $136.25  $150.00  $151.73
Machinery Peer Group      $100.00   $92.91  $118.35   $131.26  $167.42  $161.10
-------------------------------------------------------------------------------
 Assumes $100 invested at the close of trading 12/89 in The Raymond Corporation Common Stock, S&P 500 and Value Line Machinery Peer Group.
*Cumulative total return assumes reinvestment of dividends.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

   At the 1988 Annual Meeting, shareholders ratified an employment agreement entered into by the Corporation with Ross K. Colquhoun, (the "Employment Agreement"), the President and Chief Executive Officer of the Corporation. Pursuant to the Employment Agreement as amended, in addition to being entitled to participate in benefits generally available to executive officers, after Mr. Colquhoun's retirement at age 65, he would be entitled to receive during his life a supplemental annual pension payment of 50% of his then most recent base salary or may elect to receive an equivalent total benefit with actuarially reduced payments payable to his estate. The Corporation has purchased a whole life insurance policy with rights of conversion to an annuity contract to supplement amounts otherwise accrued to fund such benefits at age 65.

   The Employment Agreement is terminable by either party at any time. If Mr. Colquhoun resigns prior to a change in control, other than because of a material breach of the Employment Agreement by the Corporation, or if he is terminated by the Corporation for cause, or as a result of death or permanent disability, he will not be entitled to further compensation. If (other than following a change in control) Mr. Colquhoun resigns as a result of a material breach of the Employment Agreement or is terminated without cause, he will be entitled to receive his current salary and benefits for one year. Such amounts and benefits will be reduced by compensation or benefits received by Mr. Colquhoun from other employment, but he will receive at least six monthly payments of salary. "Cause" is defined as a material misappropriation of funds or property, unreasonable and persistent neglect of or refusal to perform his duties or conviction of a felony.

   If Mr. Colquhoun's employment is terminated after a change in control by the Corporation without cause, or by Mr. Colquhoun within twenty-four months after a change in control (other than when he is over age 65), Mr. Colquhoun or his estate will be entitled to receive an amount payable in 36 monthly installments equal to 2.99 times his average compensation for the five years preceding the change in control subject to limitations on excess parachute payments in the Internal Revenue Code. In addition, the Corporation will continue his insurance benefits for three years and will purchase an annuity contract to fund his supplemental pension benefit as though he had retired at age 65.

   The Corporation has agreements with Jerome R. Dinn, Margaret L. Gallagher, William B. Lynn and James J. Malvaso which provide, in the event of a change in control of the Corporation, for continuing the employment of the executive for a period of three years at salary and benefit levels not less than that which existed immediately prior to the change in control. In the event of termination of employment without cause during this three year period, the executive's salary and benefits continue for the remainder of the three year period, reduced by salary and benefits earned in subsequent employment. The Corporation has similar agreements with all of its senior executive officers.

   The following table shows, as to the Chief Executive Officer and the four most highly compensated executive officers of the Corporation, information about option grants in the last fiscal year under the Corporation's Stock Option Plan (1991).

                    OPTION GRANTS IN THE LAST FISCAL YEAR

-------------------------------------------------------------------------------------------------------------------
                                                                                          Potential Realizable
                                                                                          Value At
                                                                                          Assumed Annual Rates of
                                                                                          Stock Price Appreciation
                                                Individual Grants                         For Option Term
-------------------------------------------------------------------------------------------------------------------
          (a)                 (b)               (c)               (d)           (e)           (f)          (g)
                         Number of
                         Securities
                         Underlying     Percent of
                         Options/       Total Options/SARs    Exercise
                         SARs           Granted to            or Base
                         Granted        Employees in          Price        Expiration
          Name           (#)            Fiscal 1994           ($/SH)       Date             5%($)(1)    10%($)(1)
-----------------------------------------------------------------------------------------------------------------
Ross K. Colquhoun  ....     22,680(2)           33.9%           $16.67        3/03/04       $237,913     $602,608
-----------------------------------------------------------------------------------------------------------------
William B. Lynn  ......      8,505(2)           12.7             16.67        3/03/04         89,217      225,978
-----------------------------------------------------------------------------------------------------------------
Jerome R. Dinn  .......      4,515(2)            6.7             16.67        3/03/04         47,362      119,964
-----------------------------------------------------------------------------------------------------------------
Margaret L. Gallagher        6,983(2)           10.4             16.67        3/03/04         73,252      185,538
-----------------------------------------------------------------------------------------------------------------
James J. Malvaso  .....      5,565(2)            8.3             16.67        3/03/04         58,377      147,862
-----------------------------------------------------------------------------------------------------------------

(1) The assumed annual rates of appreciation of five and ten percent would result in the price of the Corporation's Common Stock increasing to $27.16 and $43.24, respectively, from the $16.67 market price on the date of grants. Over the last 10 years, the market price of the Corporation's Common Stock has increased at a compounded annual rate of 3.8%.

(2) Stock options granted on March 4, 1994 under the Corporation's Stock Option Plan. Options became fully exercisable on March 4, 1995.

   The following table shows aggregate option exercises in the last fiscal year and fiscal year-end option values for the Chief Executive Officer and the four most highly compensated executive officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                      AND
                       FISCAL YEAR-END OPTION/SAR VALUES

----------------------------------------------------------------------------------------------------------------------------
          (a)             (b)              (c)            (d)                                (e)
                                                          Number of Securities
                                                          Underlying Unexercised              Value of Unexercised
                          Number of                       Options/SARs at                     In-The-Money
                          Securities                      December 31, 1994                   Options/SARs At
                          Underlying                             (Shares)                     December 31, 1994 (1)
                          Options/SARs     Value          -----------------------------       ------------------------------
          Name            Exercised (#)    Realized($)    Exercisable     Unexercisable       Exercisable     Unexercisable
----------------------------------------------------------------------------------------------------------------------------
Ross K. Colquhoun  ....        -0-           $ -0-           90,381           22,680          $601,821          $35,910
----------------------------------------------------------------------------------------------------------------------------
William B. Lynn  ......        -0-             -0-           31,958            8,505            63,623           13,466
----------------------------------------------------------------------------------------------------------------------------
Jerome R. Dinn  .......        -0-             -0-            6,090            4,515            13,267            7,149
----------------------------------------------------------------------------------------------------------------------------
Margaret L. Gallagher          -0-             -0-           28,193            6,983           208,695           11,056
--------------------------------------------------------------------------------------------------------------------------
James J. Malvaso  .....        -0-             -0-              -0-            5,565               -0-            8,811
--------------------------------------------------------------------------------------------------------------------------

(1) Computed based upon the difference between aggregate fair market value on December 31, 1994 and aggregate exercise price.

PENSION PLANS

   The Corporation has trusteed non-contributory defined benefit pension plans. All present U. S. employees over age 21 who have one or more years of service and who became employees prior to age 60 and Canadian employees with more than three months of service are eligible under these plans. A total of 1,297 employees participated in 1994.

   As permitted by the Employee Retirement Income Security Act of 1974, the Corporation has adopted a supplemental plan which is designed to provide the amount of retirement benefit which cannot be paid from the pension plans by reason of certain Internal Revenue Code limitations on qualified plan benefits. The amounts in the Pension Plan Table include the amounts payable under the supplemental plan.

   Estimated annual pensions at age 65, the assumed normal retirement age, calculated on a straight-life annuity basis, for representative years of benefit service are as follows:

-------------------------------------------------------------------------------------------------
   Highest Consecutive                         Years of Credited Service
   Three Year Average  --------------------------------------------------------------------------
      Earnings            15           20           25           30            35          40
-------------------------------------------------------------------------------------------------
      $ 100,000       $ 9,941     $ 13,255     $ 16,569     $ 19,883      $ 23,197    $ 26,510
        200,000        19,883       26,510       33,138       39,766        46,393      53,021
        300,000        29,824       39,766       49,707       59,648        69,590      79,531
        400,000        39,766       53,021       66,276       79,531        92,786     106,042
        500,000        49,707       66,276       82,845       99,414       115,983     132,552
        600,000        59,648       79,531       99,414      119,297       139,180     159,062
        700,000        69,590       92,786      115,983      139,180       162,376     185,573
        800,000        79,531      106,042      132,552      159,062       185,573     212,083
        900,000        89,473      119,297      149,121      178,945       208,769     238,594
      1,000,000        99,414      132,552      165,690      198,828       231,966     265,104
------------------------------------------------------------------------------------------------


   Benefits under the pension plans are based primarily on 0.6% of the participant's credited years of service multiplied by average compensation (salary and bonus) for the highest three consecutive years of compensation during the ten year period prior to termination or retirement, whichever is earlier. Benefits are non-forfeitable after five years of vesting service, and actuarially reduced benefits are available for participants who retire on or after age 55 after five years of vesting service. Plan benefits are not reduced by any social security or other non-plan benefits to which the participant is entitled.

   Three year average covered compensation for the Chief Executive Officer, Mr. Colquhoun, as of the end of fiscal year 1994 is $774,039 based on prior employment with G.N. Johnston Equipment Co. Ltd. Three year average covered compensation for the named executives as of the end of fiscal year 1994 is:
Mr. Lynn $214,536, Mr. Dinn $197,886 and Ms. Gallagher $184,665 (Mr.
Malvaso's average cannot be computed having been with the Corporation for only one year). Covered compensation for the named executives is reported in the Summary Compensation Table.

   The years of credited service for the Chief Executive Officer and named executives are: 38 years for Mr. Colquhoun; 20 years for Mr. Lynn; 10 years for Mr. Dinn, 18 years for Ms. Gallagher, and 1 year for Mr. Malvaso.

   A 1994 amendment to the U. S. Pension Plan permits service as an employee at G.N. Johnston Equipment Co. Ltd. to be counted toward Service and Benefit Service under the U. S. Plan if the individual becomes an employee of the Corporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Ross K. Colquhoun, the President and Chief Executive Officer of the Corporation, is Chairman of the Board of G.N. Johnston Equipment Co. Ltd. ("Johnston") and of Associated Material Handling Industries, Inc. ("Associated"), both dealers of the Corporation's products. Mr. Colquhoun also owns, indirectly through a wholly-owned corporation, 26 percent of the outstanding stock of each of these companies. The Corporation owns 45 percent of the outstanding stock of Johnston and 47 percent of the outstanding stock of Associated. The remainder is owned by executives of these companies. Prior to becoming the Corporation's President and Chief Executive Officer in 1987, Mr. Colquhoun was President of Johnston, the exclusive dealer of the Corporation's products in Canada. The Corporation's sales to Johnston and Associated, which aggregated approximately $38,655,000 in 1994, were made in the ordinary course of business and on the Corporation's standard terms for dealers.

   The Corporation, through a wholly-owned Canadian subsidiary, has a note receivable from Johnston for approximately $1,497,000 bearing interest at 6.75%. The note is to be repaid in annual installments through 1998. In addition, the Corporation has made advances to Johnston and Associated at variable interest rates. The maximum amount of these advances outstanding in 1994 was approximately $4,985,000 and the outstanding balances at December 31, 1994 were approximately $2,885,000. The loan and advances to Johnston were made through wholly-owned Canadian subsidiaries with funds earned in Canada.

   Pursuant to agreements among the Corporation and the shareholders of Johnston and Associated, respectively, the Corporation is obligated to purchase for adjusted book value, as defined in the agreements entered into in 1968 and 1980, the shares of the other shareholders, including Mr. Colquhoun, when they cease to be officers, directors or employees of Johnston or Associated.

   Michael O. Womack, a nominee for director of the Corporation, is the President and 100% shareholder of Womack Material Handling Systems, Inc., ("Womack"), a dealer of the Corporation's products. The Corporation's sales to Womack, which aggregated approximately $3,032,000 in 1994, were made in the ordinary course of business and on the Corporation's standard terms for dealers.

   George G. Raymond, Jr., has an interest free loan from the Corporation of $150,252, which was the balance outstanding at March 10, 1995 and which also was the maximum outstanding in 1994.

   The Corporation maintains officers' and directors' indemnification insurance with Chubb Group (Federal Insurance Company), which it renewed in 1994 at an annual premium expense of $58,000.

      PROPOSAL TO APPROVE THE RAYMOND CORPORATION STOCK OPTION PLAN (1995)

   In order to continue with a stock option plan to encourage key employees and the Directors of the Corporation to invest in the common stock of the Corporation, the proposed Stock Option Plan (1995) (the "Plan"), as more particularly set forth in Exhibit A attached to the Proxy Statement, was approved by the Board of Directors on March 4, 1995 subject to adoption by the shareholders at the Annual Meeting to be held April 29, 1995. The Plan will become operative only if it is approved by the vote of the holders of the majority of the outstanding shares present at the meeting in person or by proxy. Because they may receive grants under the Plan, the Corporation's directors and executive officers may be deemed to have an interest in this proposal.

Purpose of Plan. The purpose of the Plan is to promote the interests of the Corporation and its shareholders by providing a method whereby Directors of the Corporation who are not employees, officers and other key employees of the Corporation and its subsidiaries may be encouraged to invest in the common stock of the Corporation and thereby increase their proprietary interest in its business, encourage them to remain in the employ of the Corporation or its subsidiaries and increase their personal interest in its continued success and progress.

Payment for Shares. Payment of the full option price will be required before delivery of shares to the optionees. Payment may be effected in whole or in part by the surrender to the Corporation of outstanding shares of its Common Stock in lieu of cash.

Any moneys paid by the optionees for their purchased shares are to be added to working capital and will be available for any corporate purpose.

Tax Consequence of the Plan. The Plan provides for options which are intended to qualify as "Incentive stock options" under Section 422A of the Internal Revenue Code of 1986, as amended. Under present Federal income tax law and regulations, the income tax treatment of incentive stock options, non-qualified stock options and stock appreciation rights should be as follows:

No taxable income will result to the option holder and there will be no tax effect on the Corporation upon the grant of any type of option or of a stock appreciation right.

Upon exercise of an incentive stock option, the option holder does not realize taxable income at the time of exercise. However, the amount by which the fair market value of the shares purchased exceeds the option price will be an item of tax preference that may be subject to the alternative minimum tax on tax preference items. At the time of the sale or other disposition of the option shares, the excess of the sales price over the option price is taxable as long-term capital gain, if the option holder complies with the requirements of the Internal Revenue Code and the Plan as to holding periods and continuous periods of employment with the Corporation or a subsidiary. However, if an option holder satisfies the conditions for long-term capital gain treatment, the Corporation will not receive any tax deduction on account of the transferred stock.

In contrast, upon exercise of a non-qualified option, the option holder realizes as ordinary income for Federal income tax purposes an amount equal to the excess of the fair market value of the shares purchased on the exercise date over their option price. Such income is subject to withholding tax at the time of exercise, and the Corporation is entitled to a deduction in the amount of the option holder's income.

Upon the exercise of stock appreciation rights, the cash received will be taxable as ordinary income.

The complete text of the Plan is attached hereto as Exhibit A. Some of the more important features of the Plan may be summarized as follows:

Shares to be Optioned. Subject to possible adjustment in the event of merger, stock dividends or other changes in the corporate structure of the Corporation affecting its Common Stock, the number of shares which may be delivered on exercise of all options granted under the Plan may not exceed 315,000 shares of Common Stock as presently constituted. The aggregate number of shares which may be optioned to any one employee will be determined by the Committee of the Board of Directors responsible for administering the Plan. Shares subject to lapsed or canceled options granted under the Plan will be available for future options under the Plan.

Administration of Plan. The Plan is to be administered by a Committee of the Board of Directors, none of whose Committee's members will be eligible to receive options except as described below.

Eligible Persons. Officers and other executive and managerial employees of the Corporation and its subsidiaries and Directors of the Corporation who are not employees will be eligible for options. More than one Plan option may be granted to the same employee, but the maximum number of shares that can be granted to an individual employee during any given Plan year shall be 50,000 shares.

Option Price. The option price is to be not less than 100% of the fair market value of the Common Stock of the Corporation on the date the option is granted, as determined by the mean between the bid and asked prices in the "over-the-counter" market.

Exercise of Options. As consideration for the granting of the option, the employee holder of an option must remain in the continuous employ of the Corporation or a subsidiary for not less than one year from the date the option is granted before there can be an exercise of any part of the option. Each option will be exercisable thereafter over the term of the option in periodic installments or in full as the Committee may determine at the time the option is granted. If any option is exercisable in installments, on termination of employment, unless the option has been canceled, the optionee will be entitled to exercise it in respect of the then current installment in part in proportion to the number of days of employment during the period such installment was accruing. No option will be exercisable more than ten years from the date of grant. The plan contains no restriction on the disposition of shares acquired by exercise of an option, but disposition may be restricted by Federal and State Securities laws.

Termination of Options. If, after the first anniversary of the date a particular option is granted, and prior to the expiration date of such option, the option has not been canceled and the optionee's employment terminates (i) by death, the right to exercise the option is to be extended one year thereafter, or (ii) for any cause other than death, the right to exercise the option is to be extended three months after termination. If the optionee dies during the three month period referred to above, the right to exercise the option is to be extended one year thereafter. All extensions under (i) and (ii) above will apply to all rights which have accrued prior to termination of employment. No extension may be beyond the option period specified in the option agreement. Options are not transferable other than by will or by the laws of descent and distribution, and during an optionee's lifetime are to be exercisable only by the optionee. However, if the optionee at death was entitled to exercise the option only in part, the Committee may in its discretion permit the optionee's estate or other successor to purchase option shares to which the optionee's rights had not yet accrued.

Changes in Corporate Structure. In case of certain changes in the corporate structure of the Corporation, the Board of Directors shall, upon recommendation of the Committee, make such adjustments in the number of shares subject to the Plan and the number and option price of shares subject to options as it deems equitable to prevent material dilution or enlargement of option rights.

Cancellation of Options. The Committee may, in its sole discretion and with or without cause, cancel any option to the extent it has not theretofore been exercised.

Amendment, Suspension or Discontinuance of Plan. The Board of Directors may amend, suspend or discontinue the Plan, but may not without the prior approval of the shareholders, by amendment (a) abolish the Committee, change the qualification of its members, or withdraw the administration of the Plan from its supervision, (b) make any material change in the class of eligible employees as defined in the Plan, (c) increase the total number of shares which may be purchased on exercise of options granted under the Plan, (d) increase the total number of shares which may be purchased by any one employee, (e) extend the maximum option period, (f) decrease the minimum option price, or (g) permit adjustments or reductions of the price at which shares may be purchased under any option granted under the Plan, except as permitted by the provisions relating to changes in corporate structure referred to above.

Since employee participants in the Plan and the amount of stock for which they may be granted options are to be determined by the Committee, which has not yet made its designations, it is not possible at this time to state the names of the persons who are to receive options under the Plan, the amount of stock to be optioned to such persons or the number of shares to be optioned to any one person.

It is contemplated that the selection of employee optionees and the determination of the amount of stock to be optioned to each employee optionee will be made only after consideration by the Committee of officers and other key employees eligible to receive options, their responsibilities and their present and potential contributions to the success of the Corporation. It is anticipated that not more than 26 key employees including officers would at the present time be considered for options.

The market values of the Corporation's common stock on March 10, 1995 as quoted in the over-the- counter market were:

High        18 1/4
Low         17 1/2


Directors' Options. Each director of the Corporation who is not otherwise an employee of the Corporation or any subsidiary shall automatically be granted non-qualified options. Automatic director stock option grants shall only be made if, as of each date of grant, the director (i) is not otherwise an employee of the Corporation or subsidiary, (ii) has not been an employee of the Corporation or any subsidiary for any part of the preceding fiscal year, and (iii) has served on the Board of Directors continuously since the commencement of the director's term. These nonemployee directors will automatically receive non-qualified options each year to purchase that number of shares of the Corporation's common stock equal to the average compensation paid to the nonemployee director, divided by the fair market value per share on the date of grant. Nonemployee directors' stock options will be exercisable on the date of grant.

Stock Appreciation Rights. The Plan provides for the granting of stock appreciation rights covering up to one-half the number of optioned shares in conjunction with the options granted. For each appreciation right granted to an optionee, the optionee, upon exercise thereof, receives cash (subject to applicable withholding taxes) in an amount equal to the amount, if any, by which the fair market value at the exercise date of one share of Common Stock exceed the option price per share stated in the related underlying option, multiplied by the number of shares covered by the appreciation rights exercised by the optionee. The exercise of stock appreciation rights by an optionee is in lieu of exercise of his option to purchase, and results in a reduction of an equivalent number of optioned shares which would otherwise be available for purchase by such optionee. Stock appreciation rights can be exercised only in conjunction with the exercise of an option.

The following table sets forth certain information with respect to stock options that were granted during fiscal year 1994 pursuant to The Raymond Corporation Stock Option Plan (1991) to (i) the CEO and named executive officers, (ii) all current executive officers as a group, and (iii) all current directors who are not executive officers as a group. No other individuals were granted stock options in 1994 and nominated directors would have each received grants of 1,063 shares in 1994.

The stock options below were actual grants under the existing plan in 1994 and are not necessarily indicative of the number of options that may be granted in the future under The Raymond Corporation Stock Option Plan (1995).

               The Raymond Corporation Stock Option Plan (1995)

                                                            Number of Securities Underlying
                           Name                               Options/SARs Granted (#)(1)
------------------------------------------------------------------------------------------
Ross K. Colquhoun                                                       22,680
William B. Lynn                                                          8,505
Jerome R. Dinn                                                           4,515
Margaret L. Gallagher                                                    6,983
James J. Malvaso                                                         5,565
All current executive officers as a group(9)                            66,941
All current directors who are not executive officers as
 a group(9)                                                              8,504


(1) The exercise price is the market price on the date of grant. Additional information about the terms and conditions of the options, as well as their potential realizable value, is set forth under the heading "Options Granted in the Last Fiscal Year".

The Board of Directors recommends a vote FOR the approval of the Plan as set forth in Exhibit A attached to the Proxy Statement.

           PROPOSAL TO APPROVE APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors recommends shareholder approval of the Board's action in appointing Ernst & Young LLP, ("Ernst & Young"), as independent auditors of the Corporation and its subsidiaries for the year 1995. Ernst & Young has served as auditors for the Corporation for 17 years, and based upon a review by the Audit Committee of the Board of Directors of Ernst & Young's performance and fees, the Audit Committee recommended to the Board of Directors their retention for 1995. Accordingly, the following resolution will be offered at the Meeting:

    "RESOLVED, that the appointment by the Board of Directors of The Raymond Corporation of Ernst & Young LLP as auditors of the Corporation and its subsidiary companies for the fiscal year ending December 31, 1995, is hereby approved."

   Representatives of the firm of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                                ANNUAL REPORT

   The Annual Report of the Corporation, including audited financial statements for the year 1994, accompanies this Proxy Statement or has been previously mailed to shareholders.

                                OTHER MATTERS

   The Board of Directors knows of no other matters to be presented at the Meeting. If other matters properly come before the Meeting the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

        SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING OF SHAREHOLDERS

   In order for shareholder proposals for the 1996 Annual Meeting of Shareholders to be eligible for inclusion in the Corporation's Proxy Statement, they must be received by the Corporation at its principal office (South Canal Street, P.O. Box 130, Greene, New York, 13778-0130) prior to December 4, 1995. Proposals must comply with Rule 14a-8 promulgated by the SEC pursuant to the Securities Exchange Act of 1934.

                             COST OF SOLICITATION

   This solicitation is made on behalf of the Board of Directors of the Corporation. The cost of solicitation of proxies in the accompanying form will be paid by the Corporation. The Corporation will also, pursuant to regulations of the Securities and Exchange Commission, make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals and will reimburse them for their reasonable expenses in so doing. In addition to solicitation by use of the mails, certain directors, officers and employees of the Corporation may solicit the return of proxies by telephone, telegram, or personal interviews. The Corporation has retained Morrow & Co., Inc., New York, New York, to assist in the solicitation of proxies and will pay approximately $3,500 in fees for the solicitation of proxies to such firm, plus reimbursement of expenses.

                                        By Order of the Board of Directors


                                        Paul J. Sternberg
                                        Secretary

Greene, New York
March 29, 1995

                                   EXHIBIT A
                            THE RAYMOND CORPORATION
                            STOCK OPTION PLAN (1995)

                                   SECTION 1
                                    PURPOSE

   The purpose of this Plan is to promote the interests of The Raymond Corporation ("Company") and its stockholders by providing a method whereby directors, officers and other key employees of the Company and its subsidiaries may be encouraged to invest in the Common Stock of the Company and thereby increase their proprietary interest in its business, encourage them to remain in the employ of the Company and increase their personal interest in its continued success and progress.

                                   SECTION 2
                                 ADMINISTRATION

   (a) The Board of Directors shall designate a committee of Directors (hereinafter referred to as the "Committee"), none of whose members shall be eligible to receive options except as specifically authorized under Section 16 of the Plan. The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be issued or adopted by the Board, to interpret the provisions and supervise the administration of the Plan. All determinations by the Committee shall be made by the affirmative vote of a majority of its members, but any determination reduced to writing and signed by all of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.

   (b) Subject to any applicable provisions of the Bylaws of the Company, all decisions made by the Committee pursuant to the provisions of the Plan and related orders or resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, stockholders, employees and optionees.

                                   SECTION 3
                           SHARES SUBJECT TO THE PLAN

   (a) The shares to be delivered upon exercise of options granted under the Plan shall be available, at the discretion of the Board of Directors, either from the authorized but unissued shares of the Company or from shares reacquired by the Company, including shares purchased in the open market.

   (b) Subject to adjustments made pursuant to the provisions of paragraph
(c) of this Section 3, the aggregate number of shares to be delivered upon exercise of all options which may be granted under the Plan shall not exceed 315,000 shares. If an option granted under the Plan shall expire or terminate for any reason, the shares subject to, but not delivered under, such option shall be available for other options to the same person or other persons.

   (c) In the event of a merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Common Stock of the Company, such adjustment shall be made in the aggregate number of shares which may be purchased under the Plan, the maximum number of shares which may be purchased by any one person under the

Plan and the number and option price of shares subject to the outstanding options granted under the Plan as may be determined to be appropriate by the Board of Directors upon recommendation by the Committee.

                                   SECTION 4
                    ELIGIBILITY AND EXTENT OF PARTICIPATION

   Options may be granted only to directors and employees of the Company and its subsidiaries. Except as expressly authorized by Section 16 of the Plan, no grant shall be made to a director who is not an officer or salaried employee. Subject to the limitations of the Plan, the Committee shall, after consultation with management, select the employees to be granted options and determine the time when each option shall be granted and the number of shares subject to each option. More than one Plan option may be granted to the same employee, but the maximum number of shares that can be granted to an individual employee during any given Plan year shall be 50,000 shares.

                                   SECTION 5
                      NON-QUALIFIED AND INCENTIVE OPTIONS

   (a) The Committee shall have authority to grant "Non-qualified Options" for a term not more than ten (10) years from the date of grant. Non-qualified Options shall be labeled as such.

   (b) Options granted under the Plan prior to March 1, 2005 may also be Incentive Stock Options as provided by Section 422A of the Internal Revenue Code of 1986, as amended. The terms of each Incentive Stock Option granted under the Plan shall be determined by the Committee consistent with provisions of the Plan, including the following:

       (i) The purchase price of the stock subject to option shall not be less than the fair market value of the stock on the date the option is granted.

       (ii) Each Incentive Stock Option may be exercised in whole or in part from time to time during such period as the option shall specify, provided that no option shall not be exercisable prior to one (1) year nor after ten (10) years from the date of the grant thereof;

       (iii) The aggregate fair market value (determined as of the date the option is granted) of the shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the individual's employer corporation and its parent and subsidiary corporation) cannot exceed $100,000.

       (iv) The purchase price of the shares with respect to which an Incentive Stock Option is exercised shall be payable in full in cash or, to the extent authorized by the Board of Directors at the time such an option is granted under the Plan (i) in shares of Common Stock of the Company or (ii) in a combination of cash and such shares. The value of any share delivered in payment of the purchase price shall be its fair market value on the date the option is exercised. No fractional shares shall be issued.

       (v) An Incentive Stock Option or stock appreciation right shall not be assignable or transferable by the employee to whom granted otherwise than by will or by the laws of descent and distribution, and shall be exercisable, during the employee's lifetime, only by the employee.

       (vi) No person shall be granted any Incentive Stock Option if at the time of the grant such person owns, directly or indirectly, more than 10% of the total combined voting power of the Company unless the option price is at least 110% of the fair market value of the Common Stock and the exercise period of such Incentive Stock Option is by its terms limited to five (5) years.

                                   SECTION 6
                               OPTION AGREEMENTS

   Each option shall be evidenced by an option agreement which shall contain such terms and conditions as may be approved by the Committee and shall be signed by an officer of the Company and the optionee. Each option agreement shall specify the period within which the option may be exercised and the time or times within such period that the option may be exercised and the number of shares which may be purchased at such time or times. If any option agreement provides for exercise in installments, it shall provide that, unless the option has been canceled on termination of employment by reason of death or otherwise prior to the next succeeding maturity date of an installment, the option shall be exercisable with respect to a proportionate part of such installment based upon the number of days of employment during the period of such installment in relation to the number of days in such period.

                                   SECTION 7
                                  OPTION PRICE

   The price at which shares may be purchased upon exercise of a particular option shall be not less than 100% of the fair market value of such shares at the time such option is granted, as determined by the Committee. For this purpose such fair market value shall be the mean between the bid and asked prices on the "over-the-counter" market of said stock on the date the option is granted, or, if no such bid and asked prices are made on that day, then on the next preceding day on which there were such bid and asked prices.

                                   SECTION 8
                              EXERCISE OF OPTIONS

   (a) Subject to the provisions of the Plan with respect to death, retirement and termination of employment or director status, the period during which each option may be exercised shall be fixed by the Committee at the time such option is granted, but such period in no event shall expire later than ten (10) years from the date the option is granted.

   (b) Except as provided in Section 16 of the Plan, each option granted under the Plan may be exercised only after one (1) year of continued employment by the Company, or its subsidiaries immediately following the date the option is granted and, except in case of death, retirement or termination of employment or director status as hereinafter provided, only during the continuance of the optionee's employment with the Company or one of its subsidiaries. Subject to the foregoing limitations and the terms and conditions of the option agreement and unless canceled prior to exercise, each option shall be exercisable in whole or in part or in installments at such time or times as the Committee may prescribe and specify in the applicable option agreement, but no option may at any time be exercised in part with respect to fewer than fifty (50) shares.

   (c) Options shall be exercised by written notice to the Company and payment of the option price. No shares shall be delivered pursuant to the exercise of any option, in whole or in part, until qualified for delivery under such laws and regulations as may be deemed by the Committee to be applicable thereto and until payment in full of the option price therefor is received by the Company. In addition to any other method of payment which may be acceptable to the Committee, and notwithstanding any requirement for payment in cash contained in outstanding option agreements, payment may be effected either in whole or in part by the surrender to the Company of outstanding shares of its Common Stock in lieu of cash; and any shares so surrendered shall be valued at the fair market value thereof as determined under Section 7 hereof on the last trading day prior to the date on which such shares are surrendered.

   (d) Shares shall be issued in the name of the optionee. No optionee, or the legal representative, legatee, or distributee of an optionee, shall be deemed to be a holder of any shares subject to such option unless and until the certificate or certificates therefor have been issued.

   (e) Each Stock Option may provide that the optionee shall represent at the time of each exercise of option or stock appreciation right that the shares purchased are being acquired for investment and not with a view to distribution thereof.

                                   SECTION 9
                           TRANSFERABILITY OF OPTIONS

   An option granted under the Plan may not be transferred except by will or the laws of descent and distribution.

                                   SECTION 10
                DEATH, RETIREMENT, AND TERMINATION OF EMPLOYMENT
                               OR DIRECTOR STATUS

    Subject to the condition that no option may be exercised in whole or in part after the expiration of the option period specified in the applicable option agreement and subject to the Committee's right to cancel any option:

   (a) Upon termination of his employment or director status for any reason other than death, an optionee, may within three (3) months after the date of such termination, purchase any or all of the shares with respect to which such optionee was entitled to exercise such option immediately prior to such termination.

   (b) Upon the death of any optionee while in active service or within the three-month period referred to in (a) above, the person or persons to whom such optionee's rights under the option are transferred by will or the laws of descent and distribution may, within one (1) year after the date of such optionee's death, purchase any or all of the shares with respect to which such optionee was entitled to exercise such option immediately prior to his death. Notwithstanding the foregoing, if at the date of any optionee while in active service such optionee was entitled to exercise his option in part only, the Committee may, in its sole discretion, permit such person or persons to purchase all or any part of the balance of the shares subject to such option.

                                   SECTION 11
                            CANCELLATION OF OPTIONS

   Except for director stock options granted pursuant to Section 16 hereof the Committee may, in its sole discretion and with or without cause, cancel any option to the extent it has not theretofore been exercised. Such cancellation shall become effective concurrently with the Committee's action.

                                   SECTION 12
                    AMENDMENTS, SUSPENSION OR DISCONTINUANCE

   The Board of Directors may amend, suspend, or discontinue the Plan, but may not without the prior approval of the stockholders, make any amendment which operates (a) to abolish the Committee, change the qualification of its members, or withdraw the administration of the Plan from its supervision, (b) to make any material change in the class of eligible participants as defined in the Plan, (c) to increase the total number of shares which may be purchased on exercise of options granted under the Plan, (d) to increase the total number of shares which may be purchased by any one participant, (e) to extend the maximum option period, (f) to decrease the minimum option price, or (g) to permit adjustments or reductions of the price at which shares may be purchased under any option granted under the Plan, except in each case as permitted by the provisions of paragraph (c) of Section 3 above, provided that the restriction imposed by this clause (g) shall in no way limit the power to grant more than one option to any individual.

                                   SECTION 13
                                  TERMINATION

   This plan shall terminate ten (10) years from the date upon which it is adopted by the Board of Directors of The Raymond Corporation.

                                   SECTION 14
                           STOCK APPRECIATION RIGHTS

   (a) Any Non-qualified Option or Incentive Stock Option granted under the Plan may, at the time of such grant, include a stock appreciation right in the discretion of the Committee. Any such stock appreciation right and the exercise thereof shall be subject to the general provisions of the Plan relating to the underlying option, to the provisions of this Section and to such additional restrictions or conditions as the Committee may impose.

   (b) The Committee may include, in conjunction with the grant of an option, stock appreciation rights covering up to one-half the number of optioned shares specified in the grant. Subject to any restrictions or conditions imposed by the Committee, such rights may be exercised by the optionee as to a number of shares of Common Stock provided in the related option only upon surrender of the exercisable portion of said option with respect to a like number of shares of Common Stock.

   (c) For each stock appreciation right granted to an optionee, the optionee upon exercise thereof shall receive cash (subject to applicable withholding taxes) in an amount equal to the amount, if any, by which the fair market value at the exercise date of one share of Common Stock exceeds the option price per share stated in the related underlying option, multiplied by the number of shares covered by the appreciation rights exercised by the optionee. The fair market value of the shares shall be determined as provided in Section 7 of the Plan.

   (d) The exercise of stock appreciation rights hereunder shall result in a reduction in an equivalent number of optioned shares available for purchase, and to such extent the right to purchase such shares shall be deemed surrendered under the related option.

                                   SECTION 15
                                  WITHHOLDING

   (a) There will be deducted from each distribution of stock and/or cash made under the Plan the amount of tax required by any governmental authority to be withheld.

   (b) The option agreement evidencing any Incentive Stock Option granted under this Plan shall provide that if the optionee makes a disposition within the meaning of Section 425(c) of the Internal Revenue Code and the regulations promulgated thereunder of any share or shares of stock issued to the optionee pursuant to the exercise of the Incentive Stock Option within the two year period commencing on the day after the date of grant of such option or within the one year period commencing on the day after the date of transfer of the share or shares to the optionee pursuant to the exercise of such option, the optionee shall within ten (10) days of such disposition notify the Company thereof and immediately deliver to the Company the amount of Federal income tax withholding required by law.

                                   SECTION 16
                             DIRECTOR STOCK OPTIONS

   (a) Each director of the Company who is not otherwise an employee of the Company or any subsidiary shall, on the fourth Wednesday of May following the director's election at the annual meeting of shareholders commencing with May 1995 and on the fourth Wednesday of each May thereafter during such directors' term automatically be granted Non-qualified Options to purchase the Company's Common Stock. The number of shares subject to each such option shall be equal to (i) the average of all compensation paid to nonemployee directors, divided by (ii) the fair market value per share of the Company's Common Stock on the date of grant. The average of nonemployee directors' compensation shall be determined by dividing the number of nonemployee directors eligible for director stock options into the aggregate compensation paid to all nonemployee directors during the Company's preceding fiscal year for services rendered to the Company as directors (including any deferred compensation). A director's stock option granted hereunder shall be exercisable on the date of grant.

   (b) Automatic director stock option grants shall only be made if, as of each date of grant, the director (i) is not otherwise an employee of the Company or any subsidiary, (ii) has not been an employee of the Company or any subsidiary for any part of the preceding fiscal year, and (iii) has served on the Board of Directors continuously since the commencement of the director's term.

   (c) Except as expressly provided in this Section 16, director stock options shall be subject to the terms and conditions of Section 5 for Non-qualified Options and in accordance with the Plan.

                                               The Raymond Corporation
                                                 P. O. Box 130
                                            Greene, New York 13778-0130







                                         --------------------------------
                                           Notice of 1995 Annual Meeting
                                                       and
                                                 Proxy Statement
                                         ---------------------------------




                                                      YOUR VOTE
                                                     IS IMPORTANT

                                                 Please sign and date
                                                your proxy and promptly
                                               return it in the enclosed
                                                       envelope.

|X| Please mark your
    votes as in this
    example.


The Board of Directors recommends votes FOR:

(1) Election of          FOR            WITHHELD
Directors                | |              | |
(see reverse)

For, except as withheld in the space provided below:

----------------------------------------------------

2. Approval of The Raymond         FOR       AGAINST        ABSTAIN
   Corporation Stock Option        | |         | |             | |
   Plan (1995)

3. The appointment of Ernst        | |         | |             | |
   & Young LLP as auditors
   for the year 1995.

When a vote is not specified, this Proxy will be voted FOR the election of directors, FOR items (2) and (3), and in the discretion of the Proxies on such other matters as may properly come before the meeting.

The undersigned acknowledges receipt with this Proxy of copies of the Notice of Annual Meeting and Proxy Statement dated March 29, 1995.

SIGNATURE(S)_______________________________________ DATED___________, 1995
IMPORTANT: Please date this Proxy and sign exactly as your name(s) appear hereon. In signing as attorney, executor, administrator, trustee or guardian, please give full title as such and, if signing for a corporation, please give your title. When shares are in the names of more than one person, each should sign the Proxy.

                           THE RAYMOND CORPORATION
                           PROXY FOR ANNUAL MEETING
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned appoints JAMES F. MATTHEWS, GEORGE G. RAYMOND, JR. and PAUL J. STERNBERG, and any one of them, with power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of THE RAYMOND CORPORATION to be held on Saturday April 29, 1995 at 11:00 A.M. in the Greene Central High School, South Canal Street, Greene, New York, and at any adjournment or adjournments thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting.

          Ross K. Colquhoun
          John V. Sponyoe
          Lee J. Wolf
          Michael O. Womack

  To vote in accordance with the Board of Directors' recommendations, just sign the reverse side; no boxes need to be checked.

                            THE RAYMOND CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS

  We hope you will attend the Annual Meeting of Shareholders of The Raymond Corporation which will be held on Saturday, April 29, 1995 at 11:00 A.M., at the Greene Central High School, South Canal Street, Greene, New York. After the meeting we invite you to be our guest for lunch at The Raymond Corporation. Admittance to the luncheon will be through the entrance in the south parking lot opposite the Product Tent. The south parking lot is located between the factory and the Greene Central High School.

  If you are planning to attend the meeting and/or the luncheon, please indicate below and return this card with your Proxy.

[ ] I am planning to attend the        [ ] I am also planning to stay for the
    meeting.                               luncheon following the meeting.
                                           Please make _________ reservations
                                           for me for lunch.

________________________________________________________________________________
Signature of Shareholder

________________________________________________________________________________
Address

________________________________________________________________________________
                         (THIS IS NOT A PROXY)

                                                                  APPENDIX

More Productive Products

Raymond/R/ products are designed to increase productivity and profitability for our customers. Our focus is to develop better products which offer the customer ways to reduce costs and increase savings in the warehousing and distribution environment. More and more companies are realizing that the ability to analyze and manage materials handling costs represents an obvious and valuable opportunity for savings and profitability.

                                                             PICTURE
The patented and proven intellidrive/R/
controls technology from Raymond makes possible
the design of products which are more productive,
maintainable and reliable, and incorporate the
ergonomic benefits so important in today's workplace.     Customers can
In addition, the intellidrive control system  makes       analyze their lift
possible customerization of the products--an ability      truck fleet operation
to program the truck to the customer's operation.         using the
In addition, guaranteed service plans such as CFPM        SMARTi/TM/
(Comprehensive Fixed Price Maintenance) limit the         option, the System
customer's operating costs.                               Management and
                                                          Recording Tool for the
                                                          intellidrive control
                                                          system.

Raymond continues to offer customers more flexibility and productivity in the reach truck, the flagship of the Raymond product line.
The EASi Reach-Fork/R/ truck, featuring Ergonomically Advanced Systems with the intellidrive controls technology, can reduce the user's labor costs by 7.5% and increase labor utilization by up to four weeks per year. This represents an average savings of $2,430 per work shift per year for the customer. These savings are achieved through use of a simultaneous function control handle, which saves an average
of seven seconds per work cycle. Faster travel
speeds when loaded and a more productive
control handle add up to measurable savings.
The Reach-Fork truck by Raymond also offers                    PICTURE
superior capacities to greater heights, a range of choices that allow the customer to fit the truck to the application, and upgradeability features built in. Ergonomic design creates a product that enables the operator to be more comfortable and productive.

                                                          The EASi Reach-Fork
                                                          truck was chosen by
                                                          this busy retail
                                                          building materials
                                                          company for greater
                                                          productivity and
                                                          operator comfort.

Customers with busy order picking operations appreciate the advantage of traveling 7% faster with the intellispeed/TM/ option on the Raymond/R/ orderpicker. This option maximizes travel speed at any given height, an important consideration since, typically, at least 50% of an order picking application is travel. Customers save dollars with a Raymond orderpicker and reduce their labor costs. Additional productivity advantages include faster acquisition of the wire in guided applications with the intelliguide/TM/ wire guidance system and careful attention to ergonomic design to reduce the risk of repetitive motion disorders. The orderpicker also can be upgraded to address the changing needs of the customer's application.

The Swing-Reach/R/ truck by Raymond offers a versatile solution in operations combining pallet handling and order picking; it is really two trucks for the price of one. This truck is the most energy efficient of its type and offers many unique benefits for dual purpose operations. With a Raymond Model 537 truck, customers reduce their labor costs. The Swing-Reach truck travels
8% faster thanks to the intellispeed system. This is especially important, since typically, 70% of a Swing-Reach truck pallet handling application is travel. Attention to ergonomics is evident in the design of the operator's work area and, in particular, in the design of the control handle. The ability to vary operating stances and positions and the use of easy-to-read displays providing useful information to the operator are further evidence of attention to ergonomic benefits. Since the
Raymond Model 537 turns in 19%
less space, it saves customers
money by reducing the width of
intersecting aisles.

Operators working in demanding
walkie operations have a wide
range of Raymond walkies from
which to choose. The new walkie
handle is angled for the natural,
10 degree position of an
operator's hands, enabling the
operator to use a variety of grips                        PICTURE
and hand positions. This reduces
the risk of repetitive motion            Productivity is critical to this
disorders. Raymond walkies also          publishing distribution center, where
feature better load control with dual    the EASi Reach-Fork/R/ truck's
lift rams to balance uneven loads        labor, space and time savings
and smooth transistor travel control     contribute to a more efficient
and coast control.                       operation.

Strong Distribution

Distribution of Raymond/R/ branded products in international markets continues to grow with the expansion of the number of Raymond Dealers worldwide. Raymond products and services are available throughout North America and in Australia, Singapore and Israel. Raymond also has appointed Dealers in Colombia, Costa Rica, Brazil, and Venezuela to further expand South American distribution.

Raymond Dealers are highly skilled at identifying space savings and analyzing the materials handling order picking process to recommend solutions tailored to the customer's specific needs. The Dealerships have made a commitment to highly-trained salespeople who are graduates of the D.A.R.T. (Dealer Alliance for Recruiting and Training) Program. This program prepares salespeople to use state-of-the-art simulation tools and to look for the best solutions to the unique challenges of each customer's operation.

Maximizing uptime is of paramount concern to our customers. Raymond Dealers provide continuously trained and factory-certified service technicians to deliver the best service possible. Quality is also assured through immediate access to the highest quality O.E.M. parts stocked in Dealer service vans and in the Dealership's parts inventory. On-line access to the Raymond Parts Distribution Center in East Syracuse, New York and to all other Raymond Dealers guarantees that the technician can provide the needed part. The East Syracuse Parts Distribution facility guarantees 24-hour shipment of Raymond/R/ parts, using a well-stocked inventory and an efficient picking system to meet customer needs.

The Dealerships also offer rebuild services to provide expert reconditioning of Raymond trucks that enable the customer to save money. These trucks must meet exacting standards to earn the "Raymond Rebuilt" designation.

Raymond Dealers are entrepreneurial individuals committed to growth who provide immediate service, local involvement in their communities and an unequaled level of customer support. The collective size and resources of Raymond and its strong Dealer Network represent a distinct advantage for our customers.

Raymond and its Dealers have established additional ways to support customer needs. The CCA (Continuing Customer Audit) Program provides immediate feedback from customers and ensures the two-way communication so important in continuous product improvement and exceptional customer service. Other programs address the needs of key customers who appreciate a national approach to their purchasing and maintenance requirements.

Strength in Manufacturing

Not only has Raymond set the world standard in materials handling equipment design and technology, but Raymond also is recognized as a leader in quality manufacturing.

Raymond offers narrow aisle customers the most                   PICTURE
competitive lead times in the industry. This
represents a challenge to continuously create            Continuous improvement
new and more efficient processes in manufacturing.       in the assembly process
                                                         at Greene (above) has
The Greene manufacturing facility employs the            resulted in shorter in-
latest in laser cutting technology to reduce             process work times and
production time and costs while delivering a             improved quality.
higher quality product. An efficient LAN (Local
Area Network)) enables faster, easier communication not only within the Greene plant but also with our Brantford manufacturing facility. Work teams suggest ways to upgrade efficiency in assembly cells and in the stockroom, while achieving continuous quality improvement in all of the manufacturing processes.


                      Raymond/Brantford employs
                      exacting weld and assembly
                      techniques through the use
                      of robotics to enable them
                      to consistently produce the
                      highest quality products
                      while maintaining the
                      shortest lead times in the
     PICTURE          narrow aisle lift truck
                      market. The work force in
Ribbon-cutting        Brantford also participates
ceremonies (left)     in Employee Involvement
celebrated the        Teams. The entire facility
opening of the        has been designed to achieve
recent addition       improved product flow in what
to the Raymond/       is now a paperless factory.
Brantford plant.


Raymond manufacturing delivers competitive lead times, consistent on-time delivery and unparalleled product value, both in terms of purchase price and product quality.







                                                            PICTURE



                            Robotic welding in the Greene manufacturing facility assures consistency and quality in the production process.

Serving More Markets

Raymond is a supplier to a wide range of materials handling markets. Dockstocker Corporation, a new Raymond subsidiary, was established to incorporate today's optimum controls technology and ergonomic design into products designed for the utility truck market. The line of Dockstocker/TM/ electric counterbalanced trucks and walkies has been introduced to the North American market through a separate distribution network of income-dependent salespeople. Dockstocker has set a new standard in this niche market to ensure that highly trained salespeople will be dedicated to serving this market. Dockstocker has raised the level of customer expectations for this type of product.

In the North American market, Raymond also is a manufacturer of narrow aisle and walkie products for Mitsubishi Caterpillar Forklift America Inc. under their label; for Caterpillar dealers through a joint venture; of carousels for Remstar and of a turret truck for FMC designed for automated materials handling operations.

Because of our quality and
reputation for design and
on-time delivery,
Raymond-manufactured
orderpickers and turret trucks                     PICTURE
have been well accepted in
Europe. These products are
distributed by two of the
largest suppliers in the
European market.


                                           The Dockstocker DSS 350 is designed
                                           for use as a general utility truck
                                           and in busy dock areas. It
                                           features a 3,500 pound capacity,
                                           comfortable padded operator
                                           compartment and displays to provide
                                           the operator with useful information.

Looking Ahead

Raymond is committed to designing and manufacturing products that set new standards in productivity to help customers maintain their competitive edge in warehousing and distribution. These products deliver low cost of ownership, as well as the reliability and maintainability so important in today's demanding operations. In setting the world standard for quality and design, Raymond will continue to provide customers with the best value for their materials handling investment.

The strength and commitment of Raymond Dealers assures that the services they provide will deliver the solutions and support Raymond customers have come to expect.

We have established traditions in the materials handling industry, but are not bound by them. Accepting the challenge of continuously raising the expectations of our customers and ourselves will result in increased profitability for Raymond and for our customers.




                                                 PICTURE




                                    Raymond offers a wide variety of products to
                                  meet the demands of each customer's individual
                                      operation, with affordable, productive and
                                         reliable trucks tailored to their needs








       "RAYMOND," "REACH-FORK," "SWING-REACH," "INTELLIDRIVE,"
       "INTELLIGUIDE," "SMARTI," "INTELLISPEED" and "DOCKSTOCKER" are trademarks of The Raymond Corporation.


      /C/ 1995 The Raymond Corporation. Printed in U.S.A. All Rights Reserved.

--------------------------------------------------------------------------------
Financial Highlights
                                    1994            1993
                                    ----            ----
Annual Data
Total Revenues                $229,546,715    $171,949,285
Net Income                       9,727,271       5,006,813
Net Income Per Share (Primary)        1.54             .79
Orders Received                243,654,325     181,648,721
Order Backlog                   78,119,410      52,296,732

Year End Data
Total Assets                   204,375,744     190,748,702
Manufacturing Working Capital   46,617,420      68,825,175
Manufacturing Current Ratio       2.5 to 1        4.4 to 1
Long Term Obligations           70,545,500      81,509,500
Shareholders' Equity            80,999,715      73,052,713
Book Value per Common Share          12.77           11.54
Ratio of Long Term Obligations
    to Total Capital              .47 to 1        .53 to 1
Number of Shareholders of Record     2,477           2,523
Number of Employees                  1,498           1,195
Revenues per Employee              153,235         143,891

--------------------------------------------------------------------------------
Contents
Letter to the Shareholders ..........................      1
Financial Summary: Current and Ten Year  ............      2
Management's Discussion & Analysis  .................      4
Financial Statements ................................      9
Notes to Financial Statements .......................     16
Directors' Affiliations and Committees ..............     25
Officers ............................................     26
Subsidiaries and External Services ..................     26
The Raymond Dealer Network ..........................     27

Form 10-K Availability

A copy of The Raymond Corporation's Annual Report to the Securities and Exchange Commission (Form 10-K) may be obtained, at no charge to any shareholder, by writing to:

The Raymond Corporation
Shareholder Relations Dept.
P.O. Box 130
Greene, New York 13778-0130

Notice of Annual Meeting
The Annual Meeting of Shareholders
of The Raymond Corporation
will be held Saturday, April 29, 1995
at 11 a.m. in the Greene Central High School,
South Canal Street, Greene, New York 13778.

--------------------------------------------------------------------------------
To Our Shareholders

1994 saw a dramatic upswing in the forklift industry. The healthy economy was a factor, but we believe that pent-up demand was what drove the industry to far outpace the economy. Your Company enforced strict disciplines upon itself to ensure that we kept our commitment to acceptable market lead times and maintained control over our manufacturing costs. Our preparation enabled us to maximize our market opportunities.

Raymond continues to emphasize research and development and in 1994 introduced several additional models of the reach truck line, including an upgradeable 24 volt to 36 volt version, a Dockstance option and a four-directional version. As well, an ergonomically advanced walkie line was introduced. By the end of 1994, most of the product line incorporated the advanced generations of the intellidrive/R/ control system. This patented control system has established a world standard for lift truck controls.

Our performance in quality, on-time delivery and design enabled us to expand our worldwide alliances and distribution, most notably with two agreements in Europe and one in North America and expansion of our Dealer organization in Mexico, South America and Singapore.

In 1995, it is our intention to continue to shorten delivery times for new product development and, therefore, respond even more quickly to the customer's changing needs.

Records were set in 1994 in shipments, in orders, in backlog, in profits and in skills development. These results were achieved by hard work, personal growth and the total involvement of the work force. Being a leader in our business engenders pride and carries responsibility. We embrace both as we build a solid future for The Raymond Corporation and its shareholders.

Ross K. Colquhoun
President and Chief Executive Officer





George G. Raymond, Jr.
Chairman of the Board

--------------------------------------------------------------------------------
Financial Summary: Current and Ten Year
The Raymond Corporation and Subsidiaries
(Dollars in thousands, except per share data)

        Years ended December 31,                        1994        1993       1992        1991       1990        1989
------------------------------------------------------------------------------------------------------------------------
Summary of Operations
  Net sales, leasing and rental revenues            $  226,727  $  169,489 $  146,662 $   138,824 $  145,525  $  163,541
  Other income                                           2,820       2,460      2,071       1,871      1,823       1,770
                                                    ---------------------------------------------------------------------
  Total revenues                                       229,547     171,949    148,733     140,695    147,348     165,311
                                                    ---------------------------------------------------------------------
  Cost of sales and rentals                            170,831     127,911    109,716     109,180    109,953     130,752
  Expenses                                              36,621      31,282     27,586      28,725     28,930      29,890
  Interest expense:
    Lease financing                                      2,192       3,044      3,391       3,590      3,792       3,502
    Other                                                3,950       1,765      1,567       2,032      2,151       2,651
                                                    ---------------------------------------------------------------------
  Total costs and expenses                             213,594     164,002    142,260     143,527    144,826     166,795
                                                    ---------------------------------------------------------------------
                                                        15,953       7,947      6,473      (2,832)     2,522      (1,484)
  Income tax expense (benefit)                           6,428       3,202      2,664       (930)      1,092        (506)
                                                    ---------------------------------------------------------------------
  Income (loss) before equity in earnings of
    unconsolidated investees                             9,525       4,745      3,809     (1,902)      1,430        (978)
  Net equity earnings -- unconsolidated investees          202         262        152        377         503       1,374
                                                    ---------------------------------------------------------------------
  Income (loss) from continuing operations               9,727       5,007      3,961     (1,525)      1,933         396
  Income (loss) from discontinued operations                 _          _           _         _            _      (1,616)
                                                    ---------------------------------------------------------------------
  Net income (loss)                                 $    9,727  $    5,007 $    3,961 $   (1,525) $    1,933  $   (1,220)
                                                    =====================================================================
-------------------------------------------------------------------------------------------------------------------------
Statistical Information*
  Per common share:
    Income from continuing operations (Primary)     $     1.54  $      .79 $      .63 $     (.24) $      .31  $      .06
    Net income (Primary)                                  1.54         .79        .63       (.24)        .31        (.19)
    Cash dividends                                           _          _          _           _           _         .33
    Book value                                           12.77       11.54      11.00      10.79       11.02       10.71
  Weighted average number of shares outstanding      6,334,983   6,324,647  6,311,200  6,309,643   6,309,475   6,306,363
  Cash dividends                                    $        _  $        _ $        _ $        _  $        _  $    2,117
  Order backlog                                         78,119      52,297      31,919    31,430      29,673      38,442
  Net income from continuing operations as % of
    total revenues                                         4.2         2.9        2.7       (1.1)        1.3          .2
  Net income as % of average shareholders' equity         12.6         7.0        5.8       (2.2)        2.8        (1.8)

-------------------------------------------------------------------------------------------------------------------------
Financial Position
  Working capital                                  $    58,498 $   82,917 $   49,000 $   31,259  $   30,535  $    27,412
  Total assets                                         204,376    190,749    153,844    152,443     153,008      156,672
  Long-term obligations                                 70,546     81,510     47,876     39,128      35,571       31,913
  Shareholders' equity                                  81,000     73,053     69,447     68,099      69,530       67,544

* Restated for the 1994 5% stock dividend.



        Years ended December 31,                         1988        1987        1986        1985        1984
----------------------------------------------------------------------------------------------------------------
Summary of Operations
  Net sales, leasing and rental revenues             $  151,920  $  126,011  $  124,929  $  115,242  $  108,782
  Other income                                            1,191         838       1,605       1,604       2,047
                                                     -----------------------------------------------------------
  Total revenues                                        153,111     126,849     126,534     116,846     110,829
                                                     -----------------------------------------------------------
  Cost of sales and rentals                             121,224      97,180      92,594      77,530      72,264
  Expenses                                               26,575      25,018      22,510      23,293      20,187
  Interest expense:
    Lease financing                                       3,607       3,431       2,489       2,939       2,503
    Other                                                 1,400         411         703         628         907
                                                     -----------------------------------------------------------
  Total costs and expenses                              152,806     126,040     118,296     104,390      95,861
                                                     -----------------------------------------------------------
                                                            305         809       8,238      12,456      14,968
  Income tax expense (benefit)                             (181)       (624)      3,201       4,779       5,934
                                                     ----------------------------------------------------------

  Income (loss) before equity in earnings of
    unconsolidated investees                                486       1,433       5,037       7,677       9,034
  Net equity earnings -- unconsolidated investees           943         930         973         556         482
                                                    -----------------------------------------------------------
  Income (loss) from continuing operations                1,429       2,363       6,010       8,233       9,516
  Income (loss) from discontinued operations                282         261         217        (455)        169
                                                    -----------------------------------------------------------
  Net income (loss)                                  $    1,711  $    2,624  $    6,227  $    7,778  $    9,685
                                                     ===========================================================

----------------------------------------------------------------------------------------------------------------
Statistical Information*
  Per common share:
    Income from continuing operations (Primary)      $      .23  $      .38  $      .96  $     1.33  $     1.54
    Net income (Primary)                                    .27         .42         .99        1.25        1.57
    Cash dividends                                          .45         .45         .45         .45         .43
    Book value                                            11.10       11.08       10.98       10.55        9.89
  Weighted average number of shares outstanding       6,293,918   6,287,065   6,265,497   6,203,744   6,164,336
  Cash dividends                                     $    2,821  $    2,815  $    2,796  $    2,760  $    2,647
  Order backlog                                          46,427      42,655      33,157      40,050      26,110
  Net income from continuing operations as % of
    total revenues                                           .9         1.9         4.7         7.0         8.6
  Net income as % of average shareholders' equity           2.5         3.8         9.3        12.3        16.9

----------------------------------------------------------------------------------------------------------------
Financial Position
  Working capital                                    $   41,268  $   53,807  $   46,107  $   45,006  $   52,419
  Total assets                                          169,476     156,684     128,129     130,085     117,169
  Long-term obligations                                  36,428      39,943      24,462      30,969      25,739
  Shareholders' equity                                   69,803      69,616      68,828      65,471      60,962

* Restated for the 1994 5% stock dividend.

--------------------------------------------------------------------------------
Management's Discussion and Analysis of
Financial Condition and Results of Operations
The Raymond Corporation and Subsidiaries


Overview

The Company operates predominantly in one business segment, that being the design, manufacture, sale, leasing and short-term rental of materials handling equipment. Revenues are realized predominantly through its North American Dealer Network although the Company has expanded in both the domestic and international markets with minimal capital investment through distribution and O.E.M. (Original Equipment Manufacturer) supply agreements.

Lease financing and short-term rental operations are conducted through Raymond Leasing Corporation, a wholly-owned subsidiary. The assets and liabilities pertaining to these operations are classified under the caption Financial Services in the consolidated balance sheets.

The major components of the Company's international operations are Raymond Industrial Equipment, Ltd. a wholly-owned Canadian manufacturing subsidiary and G.N. Johnston Equipment Co. Ltd. (Johnston), the exclusive Canadian distributor that is 45% owned by R.H.E. Ltd, a wholly-owned subsidiary of the Company. Foreign exchange exposure on international operations is limited primarily to the Canadian dollar and is minimized through the purchase of foreign currency exchange contracts.

Products produced at the U.S. and Canadian manufacturing facilities are determined by model type; the U.S. facility produces a wide variety of products, including some custom-made materials handling equipment, while the Canadian facility specializes in high volume models that require minimal customization.

The major revenue categories are shown below:

Percentage of Total Revenues    1994    1993    1992
----------------------------------------------------
Narrow and very narrow
  aisle applications             57%     53%     51%
All other applications           20%     22%     21%
Repair and replacement parts     17%     18%     20%
Leasing and rentals               5%      6%      7%
Other income                      1%      1%      1%

Net Sales

In 1994, net sales were a record $217.8 million, an increase of approximately $56.5 million or 35.1% from the previous record set in 1993. Net sales in 1993 were $161.3 million, up approximately $23.5 million or 17.0% from the 1992 level of $137.8 million.

The substantial growth in net sales in 1994 reflects the overall growth in the North American lift truck market as well as the Company's increased efforts to expand distribution into different markets. The Company maintained its significant market share through sales to its North American Dealer Network as a result of the continued success of its new products with the intellidrive/R/ controls technology and increased sales efforts through D.A.R.T. (the Dealer Alliance for Recruiting and Training). D.A.R.T. is Raymond's program to increase and improve the sales force at the Dealership level. Other major increases in revenue were attained through the National Accounts program and sales to Material Handling Associates, Inc. (M.H.A.). The National Accounts program, working in coordination with the Dealer Network, offers selected large customers single source coordination of their materials handling equipment and service needs. M.H.A. is the Company's 50% owned joint venture company with Mitsubishi Caterpillar Forklift America Inc., which distributes equipment manufactured by Raymond through the Caterpillar distribution network. Sales of repair and replacement parts and sales resulting from other O.E.M. agreements, including two for European distribution of products manufactured by Raymond, also contributed to the increase in net sales in 1994.

The increase in net sales in 1993 resulted primarily from increased unit sales through the Company's various distribution channels including the North American Dealer Network, the National Accounts program and M.H.A. Continued market acceptance of new products enabled the Company to increase its market share in 1993.

Rental Revenues

Rental revenues were $1.9, $1.6 and $1.4 million in 1994, 1993 and 1992, respectively. Rental revenues were up in 1994 as a result of improved rental fleet utilization due to increased demand. The increase in 1993 reflects rental revenues recognized from a new National Accounts customer.

Lease Finance Revenues

Lease finance revenues increased by approximately $0.3 million or 5.6% to $7.0 million in 1994. In 1993, lease finance revenues decreased by $0.7 million or 10.4% to $6.7 million as compared to the $7.4 million recognized in 1992. The increased revenues in 1994 primarily reflect the record level of leases booked as a result of record sales levels attained by The Raymond Corporation. In conjunction with rising interest rates, Raymond Leasing Corporation increased its lease rates to customers in the Fall of 1994 although this will not significantly impact revenues until 1995.

The decline in revenues in 1993 reflected the reduced effective interest rate of the lease portfolio. Although the net lease portfolio increased $1.9 million in 1993, the majority of the additions occurred in the fourth quarter of the year and did not significantly impact the earned revenue.

Other Income

Other income was $2.8, $2.5, and $2.1 million in 1994, 1993 and 1992, respectively. The primary components of other income during these years were interest income, foreign currency exchange gains, license and royalty fees, and facility rental income. Increased interest income was earned in 1994 on the remaining proceeds of the $57.5 million of 6 1/2% convertible debentures issued in December 1993. The additional other income recognized in 1993 was primarily the result of fees from a new license agreement.

Cost of Sales

Cost of sales as a percentage of net sales was 77.6%, 78.2% and 78.3% in 1994, 1993 and 1992, respectively. Cost of sales as a percentage of net sales in 1994 was favorably impacted by reduced warranty expenses as a result of more products incorporating the reliable intellidrive/R/ technology and reduced products liability costs. In addition, lower manufacturing costs for the Company's products were achieved through continuing research and development efforts and improved manufacturing processes as well as increased shipment levels that permitted fixed overhead costs to be allocated over a larger shipment base. These cost reductions have enabled the Company to attain an overall improved cost of sales percentage as sales through the National Accounts program, M.H.A. and O.E.M. arrangements have increased.

An overall decrease in the cost of sales percentage realized for unit sales in 1993 was partially offset by the fact that as a result of increased unit sales, the higher margin replacement parts sales constituted a smaller percentage of total sales. Also, increased expenditures were incurred in 1993 versus 1992 for the disposition of products liability litigation.

Cost of Rentals

Cost of rentals, which consist primarily of depreciation and maintenance, was approximately $1.8 million for each of the three years ending December 31, 1994. Raymond Leasing Corporation has been able to utilize the increased demand for used equipment as a means to maintain rental fleet equipment at a reasonable level.

Selling, General and Administrative
Expenses

Selling, general and administrative expenses of $28.5, $26.0 and $22.7 million were 12.4%, 15.1% and 15.3% of total revenues in 1994, 1993 and 1992, respectively. The dollar level increase in 1994 resulted primarily from supporting the increased sales volume, including increased marketing costs associated with Raymond's continued new product introductions, and increased benefit accruals including costs associated with stock appreciation rights. However, the Company's continued efforts to contain costs and focus its resources have enabled it to continue to reduce selling, general and administrative costs as a percentage of total revenues.

The increase in expenses in 1993 resulted primarily from expanded engineering and research and development activities associated with product development and increased sales expenses incurred to support the increased sales volume.

Effective January 1, 1993 the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This Statement requires the costs of providing such benefits to be accrued as they are earned. Amortization of the transition obligation associated with this Statement will be approximately $0.2 million per year through the year 2012.

Interest Expense

Interest expense related to lease financing is reported net of charges on intercompany borrowings. Lease finance interest expense of $2.2, $3.0 and $3.4 million represented 31.1%, 45.7% and 45.6% of lease finance revenues in 1994, 1993 and 1992, respectively. The significant decrease in 1994 reflects the fact that the growth in the lease portfolio was financed with funds from The Raymond Corporation, including proceeds from the convertible debentures issued in December 1993, as opposed to external borrowings by Raymond Leasing Corporation. The decrease in interest expense in 1993 was the result of a decline in average borrowings.

Other interest expense incurred by the manufacturing divisions was $4.0, $1.8 and $1.6 million in 1994, 1993 and 1992, respectively. The increase in 1994 reflects the increased borrowings attributable to the issuance of convertible debentures in December 1993. The effect of the increased interest expense was minimized by increased investment income earned on the remaining proceeds of the debentures.

Other Expenses

Other expenses were $5.2, $4.0 and $4.3 million, or 2.3%, 2.3% and 2.9% of total revenues, in 1994, 1993 and 1992, respectively. The primary components of other expenses are cash discounts paid to Dealers for the timely payments of invoices and the provision for losses on accounts and leases receivable. The 1993 decrease reflects a reduction in bad debt charges which was partially offset by the increased amortization of loan expenses associated with the early repayment of debt obligations.

The increased provisions for profit sharing reflect the increased profitability of the Company.

Income Tax Expense

Federal, state and foreign income taxes of $6.4 million in 1994 and $3.2 million in 1993 represented a combined effective tax rate of 40.3%. In 1992, the total provision for income taxes of $2.7 million reflected a rate of 41.2%. Taxes on foreign subsidiaries and state income taxes accounted for the majority of the increase in the effective tax rate from the expected U.S. federal statutory rate. Note L to the consolidated financial statements shows the detail components of the effective tax rate. Valuation allowances have not been required for reported deferred tax assets and the Company is not aware of any circumstances that would require cash payments to significantly exceed income tax expense during the next three years.

The Company had previously adopted the liability method of accounting for income taxes; therefore, the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in the first quarter of 1993 had no material effect on the Company's operating results or financial position.

Unconsolidated Investees

The Company's primary unconsolidated investee is Johnston. Johnston is the exclusive Canadian distributor for all of the Company's products with sales and service outlets in the principal business regions of the Dominion of Canada. Other unconsolidated investees include several Dealerships located throughout the United States and M.H.A.

The Company's net equity in earnings of unconsolidated investees has remained relatively consistent at $0.2, $0.3 and $0.2 million in 1994, 1993 and 1992, respectively.

The Company views its Dealer Network as critical to the successful distribution of its products and has therefore continued to provide investments in and financing to certain Dealerships to accommodate ownership transitions and enable them to invest in the salespeople, training and other resources necessary to increase their market share and profitability. Additional advances and investments of approximately $3.3 and $6.2 million were made to unconsolidated investees in 1994 and 1993, respectively.

Liquidity and Sources of Capital

The Company's manufacturing working capital was $46.6 million at December 31, 1994 and its ratio of manufacturing current assets to manufacturing current liabilities was 2.5 to 1.0. Financial Services total external debt was a conservative 28.5% of the net investment in leases at December 31, 1994.

The Company used $7.3 million for operating activities in 1994, an increase of approximately $5.8 million from the $1.5 million used in 1993. Cash and cash equivalents available at the beginning of the year as well as internally generated cash in 1994, primarily from net income and changes in working capital components, was used to fund the $21.4 million of additions to the lease portfolio. Cash used for investing activities was $7.9 million in 1994 and included $4.6 million of additions to property, plant and equipment and $3.3 million of investments in, and advances to, unconsolidated investees. Cash flows from financing activities in 1994 reflected not only normal debt repayments but available funds enabled the Company to make an accelerated payment of $2.9 million on outstanding debt in order to reduce interest costs.

The Company used $1.5 million to fund operating activities in 1993, a decrease of $10.5 million from the $9.0 million provided by operating activities in 1992. This decrease was primarily attributable to increases in accounts receivable and the investment in leases which reflected the increased sales volume, changes in other elements of manufacturing working capital and the decrease in dividends received from unconsolidated investees. Cash used for investing activities reflected increased capital expenditures incurred to upgrade the manufacturing and distribution facilities, increased investment in unconsolidated investees and proceeds received from the sale of an unused facility. Cash provided by financing activities reflected the issuance of long-term debt including $57.5 million of convertible debentures. Approximately $27.0 million of the proceeds was used to repay existing indebtedness.

Maintaining a sound and flexible financial structure through conservative financial strategies continues to be a high priority for The Raymond Corporation. In March 1994, the Board of Directors declared a 5% stock dividend on the Company's common stock payable to shareholders of record as of March 31, 1994. All appropriate per share data and the weighted average shares outstanding have been restated in the consolidated financial statements to reflect this dividend. In the fourth quarter of 1989, the Board of Directors voted to suspend the payment of cash dividends on the Company's common stock. Payment of cash dividends in the future will depend on a variety of factors including the Company's earnings, cash flow and financial resources.

The Company's overall financial condition remained strong through 1994. At December 31, 1994, the Company and its subsidiaries had unused lines of credit of $37.1 million. Existing formal lines of credit totaling approximately $21.6 million, of which $3.0 million is currently outstanding, may be converted into long-term debt at the option of the Company and/or Raymond Leasing Corporation. These credit facilities will enable Raymond Leasing Corporation to obtain the external funds necessary to repay intercompany borrowings with The Raymond Corporation as the manufacturing divisions require additional cash.

As discussed in Note H to the consolidated financial statements, Raymond Leasing Corporation is subject to certain debt agreements that limit cash dividends and loans to the Company. These restrictions are not expected to affect the Company's ability to meet its cash requirements. Management foresees no changes in circumstances which would result in any material decrease or deficiency in the Company's liquidity or sources of capital.

The Company has plans to increase its level of capital expenditures over the next two years to continue to upgrade its manufacturing facilities, especially the Greene, New York facility which is scheduled to obtain new manufacturing equipment and a modern paint system that will significantly upgrade the technology of the plant and also increase its efficiency. The expenditures will be funded by a combination of internally generated resources and existing credit facilities.

Changing Price Levels

To the extent permitted by competition in general, the Company recovers increased costs by increasing selling prices over time. As a result of intense price competition, the Company has not realized any significant growth in revenues from increased selling prices during the past three years. However, aggregate unit price increases of approximately 3 1/2% were announced in December 1994. Cost containment, technological improvements, and improved manufacturing methods continue to be emphasized as a means to improve product margins.

The Company uses the FIFO method of accounting for its inventories. Although management believes that the FIFO method is the method that most appropriately matches revenues and expenses, the costs of products sold reported in the financial statements under this method are historical costs which are subject to inflationary distortion during times of rapidly increasing prices.

The charges to operations for depreciation represent the allocation of historical costs incurred over past years and are less than if they were based on the current costs of productive capacity being consumed. Approximately 36% of the Company's properties have been acquired over the past five years. Assets acquired in prior years will, of course, be replaced at higher costs. This will take place over many years. These new assets will result in higher depreciation charges but in many cases, due to technological improvements, there will be operating cost savings as well. The Company considers these matters in determining its pricing policies.

The present tax laws do not allow deductions for adjustments for the impact of inflation. Thus, taxes are levied on the Company at rates which in real terms exceed established statutory rates. In general, during periods of inflation this tax policy results in a tax on shareholders' investment in the Company.

Contingencies

The Company is currently defending approximately 70 products liability and similar lawsuits involving industrial accidents. The number of outstanding lawsuits has decreased by approximately ten from a year ago but has remained relatively constant over the past several years.

The Company views these actions as part of the ordinary course of its business. Management believes that none of these lawsuits will individually have a material adverse effect on the Company. Taken as a whole, the damages claimed would, if awarded and upheld, have a material adverse effect on the Company but actual costs of judgments, settlements and costs of defense have not had such an effect to date. The actual costs of these actions, as well as the related expenses of administration, litigation and insurance, have averaged less than 2% of total revenues over the last three years. The effect of these lawsuits on future results of operations cannot be predicted because any such effect depends on the operating results of future periods and the amount and timing of the resolution of these proceedings. The Company has a policy of aggressively defending products liability lawsuits, which generally take several years to ultimately resolve. A combination of self-insured retention and insurance is used to manage these risks and management believes that the insurance coverage and reserves established for self-insured risks are adequate. The Company's Dealers contribute to the funding of the Company's products liability program and, in turn, the Company indemnifies the Dealers against products liability expense and manages products liability claims.

The Company is also one of sixteen defendants in a private environmental lawsuit pertaining to a potential site remediation. The plaintiffs have alleged that scrap metal purchased from the Company was coated with certain solvents and/or cutting oils. Plaintiffs have the burden of proving the nature and extent of the Company's contribution to the site, as well as the burden of proving what portion of the material delivered to the site was "hazardous" as that term is defined in the environmental statutes. The Company is aggressively defending the claim and does not believe it is likely to have a material adverse effect on the Company.

Outlook

Orders received in 1994 were a record $243.7 million, an increase of approximately $62.1 million or 34.1% from the orders received in 1993. In 1993, the previous record for orders received was established at $181.6 million, an increase of $43.3 million or 31.3% from the orders received in the previous year.

At December 31, 1994, the Company's order backlog (unfilled new equipment orders) of $78.1 million was also a record and up $25.8 million or 49.4% when compared with the $52.3 million reported a year ago. Although the Company participates in what is known as a cyclical industry, the existing backlog and the current order entry rate provide a solid foundation for the upcoming year.

The Company intends to focus in the future on continued product development, cost containment and improvements in the manufacturing processes, enhanced distribution and increased participation in domestic and international markets through distribution and O.E.M. supply agreements.

As part of this strategy, Dockstocker Corporation, a wholly-owned subsidiary of The Raymond Corporation, was formed in 1994. This Corporation will utilize the resources of The Raymond Corporation to create a line of products designed for work in loading and shipping dock areas, a market segment not specifically targeted by the Company previously.

--------------------------------------------------------------------------------
Responsibility for Financial Statements

Management has prepared the financial statements and other sections of this Annual Report and is responsible for all information and representations contained therein. The Raymond Corporation and subsidiaries maintain a system of internal accounting control designed to provide reasonable assurance that transactions are executed in accordance with management's authorization and are recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles and that assets are safeguarded.

The control environment is complimented by an internal audit program that independently assesses the effectiveness of the internal controls and reports its findings to management throughout the year.

It is management's opinion that the system of internal accounting control of The Raymond Corporation and subsidiaries provided reasonable assurance that the above objectives were achieved during the year ended December 31, 1994.

The Audit Committee of the Board of Directors is composed entirely of directors who are not employees of the Company. The Committee meets periodically to review audit plans, financial reporting and related matters. The independent and internal auditors have unrestricted access to the Committee with or without management in attendance.

Greene, New York
February 10, 1995


/s/ William B. Lynn
------------------
William B. Lynn
Executive Vice President


/s/ Ross K. Colquhoun
---------------------
Ross K. Colquhoun
President and
Chief Executive Officer

--------------------------------------------------------------------------------
Report of Ernst & Young LLP Independent Auditors

To the Board of Directors and Shareholders
The Raymond Corporation

We have audited the accompanying consolidated balance sheets of The Raymond Corporation and subsidiaries as of December 31, 1994, 1993, and 1992, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Raymond Corporation and subsidiaries at December 31, 1994, 1993, and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Notes A, J, and L to the financial statements, in 1993 the Company changed its method of accounting for income taxes and postretirement benefits other than pensions.


/s/ Ernst & Young LLP
---------------------
Syracuse, New York
February 10, 1995

--------------------------------------------------------------------------------
Consolidated Balance Sheets
The Raymond Corporation and Subsidiaries


                         December 31,                                         1994           1993           1992
----------------------------------------------------------------------------------------------------------------
Assets

Manufacturing
  Cash and cash equivalents (Note A)                                   $  5,351,161   $ 28,642,434   $  4,938,579
  Accounts receivable:
    Trade, net of allowances ($986,093 in 1994; $658,573 in
     1993 and $281,374 in 1992)                                          20,777,505     15,331,213     11,748,106
    Unconsolidated investees                                             12,132,856     10,783,692      9,123,915
  Inventories (Notes A and B)                                            30,911,341     25,603,622     26,329,151
  Deferred income taxes* (Notes A and L)                                  3,764,243      4,019,935      3,027,466
  Prepaid expenses and other current assets                               4,656,816      4,943,612      3,049,295
                                                                       ------------------------------------------
  Total Manufacturing Current Assets                                     77,593,922     89,324,508     58,216,512

  Investments in and advances to unconsolidated investees, at equity
    (Notes A and C)                                                      16,666,728     14,211,982      8,866,718

  Property, plant and equipment, at cost (Notes A and D)                 46,896,174     43,598,993     46,253,898
    Less accumulated depreciation                                        29,947,379     28,229,772     28,134,794
                                                                       ------------------------------------------
  Net property, plant and equipment                                      16,948,795     15,369,221     18,119,104

  Other assets                                                            5,775,276      5,502,334      4,018,860

                                                                       ------------------------------------------
  Total Manufacturing Assets                                            116,984,721    124,408,045     89,221,194
                                                                       ------------------------------------------

Financial Services
  Cash and cash equivalents (Note A)                                         72,302         12,054         27,166
  Investment in leases; net of unearned lease income;
    net of allowances for doubtful contracts ($1,228,788 in 1994;
     $1,069,167 in 1993 and $958,053 in 1992)  (Note E)                  84,724,886     63,820,909     61,917,637

  Property, plant and equipment, at cost (Notes A and D)                    234,712        196,832        184,688
    Less accumulated depreciation                                           162,654        147,770        132,988
                                                                       ------------------------------------------
  Net property, plant and equipment                                          72,058         49,062         51,700

  Rental equipment, at cost (Note A)                                      4,327,691      4,785,307      5,047,196
    Less accumulated depreciation                                         2,004,464      2,547,980      2,720,718
                                                                       ------------------------------------------
  Net rental equipment                                                    2,323,227      2,237,327      2,326,478

  Other assets                                                              198,550        221,305        299,490
                                                                       ------------------------------------------
  Total Financial Services Assets                                        87,391,023     66,340,657     64,622,471
                                                                       ------------------------------------------
Total Assets                                                           $204,375,744   $190,748,702   $153,843,665
                                                                       ==========================================

*Includes Manufacturing and Financial Services

The accompanying notes are a part of the financial statements.


                    December 31,                                               1994           1993          1992
----------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity

Manufacturing
  Current portion of long-term debt (Note H)                           $          _   $          _   $    505,783
  Accounts payable                                                       14,194,244      8,879,845      9,433,606
  Accrued liabilities (Notes A and K)                                    16,782,258     11,619,488      8,954,669
                                                                       ------------------------------------------
  Total Manufacturing Current Liabilities                                30,976,502     20,499,333     18,894,058

  Long-term debt (Note H)                                                57,500,000     57,500,000     19,996,776
  Deferred income taxes* (Notes A and L)                                  4,184,235      4,236,268      4,376,486
  Deferred compensation                                                   2,140,912      1,578,123      1,718,711
  Other liabilities (Note J)                                                386,408        194,174              _
                                                                       ------------------------------------------
  Total Manufacturing Liabilities                                        95,188,057     84,007,898     44,986,031
                                                                       ------------------------------------------



Financial Services
  Accounts Payable                                                          767,205         57,409         30,856
  Income taxes* (Note L)                                                  2,230,445        663,565      1,428,927
  Accrued liabilities (Notes A and K)                                     1,037,822        850,617        759,524
  Notes payable _ banks (Note H)                                          6,437,500      4,687,500      2,000,000
  Notes payable _ insurance companies (Note H)                           17,715,000     27,429,000     35,191,000
                                                                       ------------------------------------------
  Total Financial Services Liabilities                                   28,187,972     33,688,091     39,410,307
                                                                       ------------------------------------------



Shareholders' Equity
  Common stock, $1.50 par value: authorized 15,000,000 shares;
  (6,364,221 issued in 1994; 6,048,577 issued in 1993;
  6,018,964 issued in 1992)                                               9,546,332      9,072,866      9,028,446
  Capital surplus                                                        12,712,723      7,699,014      7,721,560
  Retained earnings (Notes H and L)                                      62,566,473     58,213,804     53,206,991
  Cumulative translation adjustments                                     (3,515,662)    (1,620,658)      (432,469)
                                                                       ------------------------------------------
                                                                         81,309,866     73,365,026     69,524,528

  Less:
    Treasury stock, at cost, (21,049 shares in 1994; 20,186 shares
    in 1993 and 6,936 shares in 1992)                                       310,151        312,313         77,201
                                                                       ------------------------------------------
  Total Shareholders' Equity                                             80,999,715     73,052,713     69,447,327
                                                                       ------------------------------------------

  Commitments and contingencies (Notes H and N)





Total Liabilities and Shareholders' Equity                             $204,375,744   $190,748,702   $153,843,665
                                                                       ==========================================

*Includes Manufacturing and Financial Services

The accompanying notes are a part of the financial statements.

--------------------------------------------------------------------------------
Consolidated Statements of Income
The Raymond Corporation and Subsidiaries


                           Years ended December 31,               1994            1993           1992
------------------------------------------------------------------------------------------------------------
Revenues (Note A)
  Net sales                                                     $217,831,647    $161,271,284    $137,819,776
  Rental revenues                                                  1,857,128       1,553,468       1,405,486
  Lease finance revenues                                           7,038,222       6,664,795       7,436,764
  Other income                                                     2,819,718       2,459,738       2,071,326
                                                                --------------------------------------------
  Total Revenues                                                 229,546,715     171,949,285     148,733,352
                                                                --------------------------------------------

Costs and Expenses (Note A)
  Cost of sales                                                  169,071,126     126,133,017     107,956,179
  Cost of rentals                                                  1,759,701       1,778,263       1,759,712
  Selling, general and administrative expenses                    28,479,497      26,029,624      22,705,684
  Employees' profit sharing                                        2,907,251       1,293,111         582,171
  Interest expense:
    Lease financing                                                2,191,684       3,043,764       3,391,054
    Other                                                          3,950,452       1,765,391       1,567,336
  Other expenses                                                   5,233,695       3,959,112       4,298,212
                                                                --------------------------------------------
  Total Costs and Expenses                                       213,593,406     164,002,282     142,260,348
                                                                --------------------------------------------

  Income before taxes and equity in earnings of
    unconsolidated investees                                      15,953,309       7,947,003       6,473,004

  Income tax expense (Notes A and L)                               6,427,672       3,201,656       2,664,212
                                                                --------------------------------------------

  Income before equity in earnings of unconsolidated investees     9,525,637       4,745,347       3,808,792
  Net equity in earnings of unconsolidated investees (Note A)        201,634         261,466         152,214
                                                                --------------------------------------------

  Net Income                                                    $  9,727,271    $  5,006,813    $  3,961,006
                                                                ============================================

  Net Income Per Share (Note A):
    Primary                                                     $       1.54    $        .79    $        .63
                                                                ============================================
    Fully Diluted                                               $       1.26    $        .79    $        .63
                                                                ============================================


The accompanying notes are a part of the financial statements.

--------------------------------------------------------------------------------
Consolidated Statements of Shareholders' Equity
The Raymond Corporation and Subsidiaries
Years ended December 31, 1994, 1993 and 1992


                                                                                                              Total
                                      Common       Capital       Retained      Currency     Treasury  Shareholders'
                                       Stock       Surplus       Earnings   Translation        Stock         Equity
-------------------------------------------------------------------------------------------------------------------
Balance December 31, 1991         $9,023,592   $ 7,710,947    $49,245,985   $ 2,202,403    $  (84,273)   $68,098,654
Net income                                                      3,961,006                                  3,961,006
Issuance of 3,236 shares under
  stock option plan                    4,854        10,911                                                    15,765
Treasury shares (1,039) issued                        (298)                                    11,383         11,085
Treasury shares (283) acquired                                                                 (4,311)        (4,311)
Currency translation adjustments
  (Note A)                                                                   (2,634,872)                  (2,634,872)

--------------------------------------------------------------------------------------------------------------------
Balance December 31, 1992          9,028,446     7,721,560     53,206,991      (432,469)      (77,201)    69,447,327
Net income                                                      5,006,813                                  5,006,813
Issuance of 29,613 shares under
  stock option plan                   44,420       (34,052)                                                   10,368
Treasury shares (2,015) issued                      11,506                                     22,479         33,985
Treasury shares (15,265) acquired                                                            (257,591)      (257,591)
Currency translation adjustments
  (Note A)                                                                   (1,188,189)                  (1,188,189)

--------------------------------------------------------------------------------------------------------------------
Balance December 31, 1993          9,072,866     7,699,014     58,213,804    (1,620,658)     (312,313)    73,052,713
Net income                                                      9,727,271                                  9,727,271
Issuance of 302,429 shares
 for stock dividend                  453,643     4,914,472     (5,374,602)                                    (6,487)
Issuance of 13,215 shares under
 stock option plan                    19,823        98,672                                                   118,495
Treasury shares (146) issued                           565                                      2,162          2,727
Currency translation adjustments
  (Note A)                                                                   (1,895,004)                  (1,895,004)
--------------------------------------------------------------------------------------------------------------------
Balance December 31, 1994         $9,546,332    $12,712,723   $62,566,473   $(3,515,662)   $ (310,151)   $80,999,715
====================================================================================================================


The accompanying notes are a part of the financial statements.

--------------------------------------------------------------------------------
Consolidated Statements of Cash Flows
The Raymond Corporation and Subsidiaries


                   Years ended December 31,                                 1994             1993            1992
---------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net income                                                            $ 9,727,271      $ 5,006,813      $ 3,961,006
  Adjustments to reconcile net income to net cash (used for) provided by operating activities:
    Depreciation and amortization                                         4,007,881        4,299,298        4,194,853
    Provision for losses on accounts receivable and investment
     in leases                                                            1,079,908          646,984        1,200,229
    Earnings of unconsolidated investees, net of dividends received         (93,665)         420,742        1,326,444
    Foreign currency transaction gains                                     (607,762)        (553,990)        (775,131)
    Acquisition of rental equipment                                      (1,956,104)      (1,622,984)      (1,034,249)
    Gains on dispositions of rental equipment                              (672,190)        (431,732)        (365,156)
    Proceeds from rental fleet sales                                      1,625,456        1,223,770        1,385,003
    Losses on sales of property, plant and equipment                          1,398           14,220            9,147
    Deferred income taxes                                                   238,732       (1,043,452)        (435,373)
    Other items, net                                                      1,317,953       (1,249,311)        (479,839)
    Changes in operating assets and liabilities:
      Increase in accounts receivable                                    (7,476,834)      (5,577,777)      (2,007,046)
      (Increase) decrease in investment in leases                       (21,366,477)      (2,259,268)       1,111,066
      Increase in inventories and prepaid expenses                       (6,258,217)      (1,923,215)      (4,134,995)
      Increase in accounts payable and accrued expenses                  13,114,995        1,505,703        5,050,744
                                                                        ----------------------------------------------
  Net cash (used for) provided by operating activities                   (7,317,655)      (1,544,199)       9,006,703
                                                                        ----------------------------------------------

Cash Flows from Investing Activities
  Additions to property, plant and equipment                             (4,596,668)      (3,256,949)      (1,532,384)
  Proceeds received from sales of property, plant and equipment              11,666        3,179,397           27,548
  Investment in, and advances to, unconsolidated investees               (3,293,143)      (6,197,830)         380,233
                                                                        ----------------------------------------------
  Net cash used for investing activities                                 (7,878,145)      (6,275,382)      (1,124,603)
                                                                        ----------------------------------------------

The accompanying notes are a part of the financial statements.


                                                                             1994            1993            1992
---------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
  Net additional borrowings (repayments) under lines of credit            3,000,000       (2,000,000)     (13,082,727)
  Proceeds from long-term debt                                                    _       83,500,000       18,579,884
  Repayment of long-term debt                                           (10,964,000)     (49,580,318)     (10,339,026)
  Repayment of capital leases                                                     _                _         (618,572)
  Cash dividends paid                                                             _                _                _
  Capital stock transactions, net                                           121,222         (213,238)          22,539
                                                                        ----------------------------------------------

  Net cash (used for) provided by financing activities                   (7,842,778)      31,706,444       (5,437,902)
                                                                        ----------------------------------------------

  Effect of foreign currency rate fluctuations on cash
    and cash equivalents                                                   (192,447)        (198,120)        (223,387)
                                                                        ----------------------------------------------

  (Decrease) increase in cash and cash equivalents                      (23,231,025)      23,688,743        2,220,811

  Cash and cash equivalents at January 1,                                28,654,488        4,965,745        2,744,934
                                                                        ----------------------------------------------

  Cash and cash equivalents at December 31,                               5,423,463     $ 28,654,488      $ 4,965,745
                                                                        ==============================================

  Cash and cash equivalents is comprised of:
    Manufacturing                                                      $  5,351,161     $ 28,642,434      $ 4,938,579
    Financial Services                                                       72,302           12,054           27,166
                                                                        ----------------------------------------------
                                                                       $  5,423,463     $ 28,654,488      $ 4,965,745
                                                                        ==============================================




                                                                             1994            1993            1992
---------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Income taxes, net of refunds                                       $  5,332,402     $  5,095,707      $ 1,411,326
    Interest                                                              6,570,979        4,604,088        5,013,590


The accompanying notes are a part of the financial statements.

--------------------------------------------------------------------------------
Notes to Financial Statements
The Raymond Corporation and Subsidiaries

Years Ended December 31, 1994, 1993 and 1992
--------------------------------------------------------------------------------
A. Significant Accounting Policies

(1) Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its domestic and foreign subsidiaries after elimination of all significant intercompany accounts and activity. Unconsolidated investees are stated at cost plus equity in unremitted earnings since acquisition. The Company's share of net income of unconsolidated investees is included in consolidated income using the equity method.

The accounts of foreign operations have been translated to U.S. dollars in conformity with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." Exchange gains and losses arising from transactions are included in current income. Exchange gains were $608,000, $554,000 and $775,000 in 1994, 1993 and 1992, respectively.

Earnings of consolidated foreign companies were $7,100,000, $4,000,000 and $3,000,000 in 1994, 1993 and 1992, respectively.

(2) Cash Equivalents: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. These amounts were $3,805,000, $28,183,000 and $6,745,000 at December 31, 1994, 1993
and 1992, respectively.

(3) Foreign Currency Exchange Agreements: In the normal course of business, R.H.E. Ltd., a wholly-owned Canadian subsidiary, enters into foreign currency exchange contracts to hedge foreign currency transactions for periods consistent with its committed exposures. At December 31, 1994, R.H.E. Ltd. had forward contracts for $11,850,000 which mature in increments ranging from $1,000,000 to $2,850,000 on a monthly basis through June 1995. Gains and losses arising from foreign currency exchange contracts offset the gains or losses on the assets, liabilities and transactions being hedged. There were no significant risks associated with these contracts at December 31, 1994.

(4) Inventories: Inventories are stated principally at the lower of cost (FIFO - first-in, first-out method) or market.

(5) Property and Depreciation: Rental equipment, property, plant and equipment are stated at cost. Depreciation is provided on the straight line and declining balance methods for financial reporting and accelerated methods for income tax purposes.

(6) Income Taxes: The Company had previously adopted the liability method of accounting for income taxes; therefore the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in the first quarter of 1993 had no material effect on the Company's operating results or financial position.

The Company considers the undistributed earnings of its foreign subsidiaries at December 31, 1994 to be indefinitely reinvested.

(7) Revenue Recognition and Related Costs: Revenues from product sales are recognized based upon deliveries. Lease finance revenues are recognized on fixed rate, long-term leases on a declining basis over the life of the lease(interest method). Revenues on variable rate leases are recognized upon the principal amounts outstanding. Financial Services interest expense is reported net of charges on inter-company borrowings. Short-term rentals are recognized as revenues over the term of the contract. Related costs consist primarily of depreciation and maintenance.

Net sales include sales to unconsolidated investees of $89,804,000, $68,631,000 and $59,302,000 in 1994, 1993 and 1992, respectively.

(8) Concentration of Credit Risk: The Company's sales are primarily made to its Dealers in North America who subsequently sell the equipment to customers in diversified industries in many geographic areas. It is the Company's policy to have a formal agreement in effect for each Dealer which requires a purchase money security agreement. The Company performs ongoing credit evaluations of its Dealers' financial condition.

The investment in leases primarily represents receivables from customers (end users) of the Company's products. These leases are collateralized by the equipment. Credit evaluations are performed prior to the approval of a lease contract. Subsequently, the financial condition of the customer and the value of the collateral are monitored on an ongoing basis.

Reserves for potential credit losses on accounts and lease receivables are maintained and such losses have been within management's expectations.

(9) Product Warranties: Estimated product warranty costs are accrued at the time of revenue recognition.

(10) Insurance Accruals: The Company uses a combination of self-insured retention and insurance coverage for products liability, workers' compensation and certain health insurance plans in the U.S.

(11) Research and Development Costs: Research and development costs are charged to expense as incurred and amounted to $3,958,000 in 1994, $4,251,000 in 1993 and $2,557,000 in 1992.

(12) Postretirement Benefits: Effective January 1, 1993 the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

(13) Stock Dividend: On March 5, 1994, the Board of Directors declared a 5% stock dividend on the Company's common stock payable to shareholders of record as of March 31, 1994. All appropriate per share data and weighted average shares outstanding have been restated to reflect this dividend.

(14) Per Share Amounts: Primary net income per share is computed by dividing net income by the weighted average number of shares outstanding (1994 - 6,334,983; 1993 - 6,324,647; and 1992 - 6,311,200). Dilution that could result from the assumed exercise of stock options is not material. Fully diluted net income per share for 1994 is computed by dividing net income plus after tax interest incurred on the convertible debentures by the weighted average number of common shares outstanding after giving effect to dilutive stock options and shares assumed to be issued on conversion of the convertible debentures (9,650,880). Reported fully diluted and primary net income per share are the same for 1993 and 1992 as dilution from the assumed conversion of the convertible debentures issued on December 15, 1993 and the exercise of stock options was not material.

(15) Reclassification: Certain amounts in the financial statements and footnotes for 1993 and 1992 have been reclassified to conform to the 1994 presentation.

--------------------------------------------------------------------------------
B. Inventories
The composition of inventories at December 31 was:
                   1994            1993             1992
------------------------------------------------------------
Materials       $10,310,528    $ 9,197,663       $ 8,853,533
Work in
  process        18,900,886     15,617,577        16,112,385
Finished
  goods           1,699,927        788,382         1,363,233
                --------------------------------------------
                $30,911,341    $25,603,622       $26,329,151
                ============================================

--------------------------------------------------------------------------------
C. Unconsolidated Investees
Investments in and advances to unconsolidated investees at equity are summarized as follows at December 31:
                    1994           1993              1992
------------------------------------------------------------
G.N. Johnston Equipment Co. Ltd.
(A Canadian distributor 45% owned by R.H.E. Ltd.):
Investment*     $ 4,661,301    $ 4,596,936       $ 5,079,872
Advances          3,109,398        679,860                 _
                --------------------------------------------
                 7,770,699       5,276,796         5,079,872

Other unconsolidated investees (U.S. Dealers) at various percentages of ownership:

Investments*      3,910,726      4,095,186         3,170,020
Advances          4,985,303      4,840,000           616,826
                --------------------------------------------
                  8,896,029      8,935,186         3,786,846
                --------------------------------------------
                $16,666,728    $14,211,982       $ 8,866,718
                ============================================

*Investments are stated at cost, plus equity in subsequent earnings, net of dividends.

At December 31, 1994, consolidated retained earnings included $5.2 million of undistributed earnings of the Company's unconsolidated investees.

Fifty-five percent of the common shares of G.N. Johnston Equipment Co. Ltd. and various percentages of the other unconsolidated investees are controlled by their management. Upon death or termination of employment, Raymond has agreed to cause the purchase of management's shares based upon a predetermined valuation method. These agreements further provide, under specified conditions, that any of the shares held by Raymond may be purchased by management at a price which will return to Raymond its investment.

The unconsolidated investees also include Material Handling Associates, Inc. (M.H.A.), a 50% owned joint venture company that was formed in 1991 with Mitsubishi Caterpillar Forklift America, Inc. The Company's minimal financial investment in this joint venture has no carrying value as a result of the initial costs incurred by M.H.A. to develop and market its products.

The following is summarized financial information for the unconsolidated investees:
 (in Thousands)                   1994            1993            1992
----------------------------------------------------------------------
Revenues                      $225,175        $173,300        $150,772
Gross margin                    41,901          36,026          32,856
Net income (loss)                1,634             152          (2,325)
Current assets                  55,215          47,114          42,351
Noncurrent assets               24,304          20,855          19,901
Current liabilities             39,373          36,865          34,801
Noncurrent liabilities          22,897          14,875          11,229

The following presents summarized information of Raymond Leasing Corporation that is contained in the Company's consolidated financial statements to conform with the provisions of Statement of Financial Accounting Standards No. 94, "Consolidation of All Majority Owned Subsidiaries":

(in Thousands)                  1994          1993            1992
-----------------------------------------------------------------------
Revenues                   $    10,521     $     9,462     $    10,227
Gross margin                     4,602           3,736           3,944
Net income                       1,956           1,522           1,417
Total assets                    87,510          66,354          65,467
Total liabilities               59,380          40,181          40,816

-----------------------------------------------------------------------
D. Property, Plant and Equipment

The composition of property, plant and equipment for Manufacturing and Financial Services at December 31 was:
                                1994          1993            1992
-----------------------------------------------------------------------
Land                       $   323,122     $   317,972     $ 1,069,365
Buildings and
  building
  equipment                 15,981,305      15,494,005      18,511,080
Machinery,
  equipment
  and tools                 23,332,235      21,183,254      20,163,465
Furniture and
  fixtures                   7,494,224       6,800,594       6,694,676
                           -------------------------------------------
                           $47,130,886     $43,795,825     $46,438,586
                           ===========================================

--------------------------------------------------------------------------------
E. Net Investment in Leases

The Raymond Leasing Corporation leases Raymond/R/ equipment to customers and its Dealers, including equity investees, under arrangements covering three to seven years. The net investment in direct financing leases represents the present value of future minimum lease payments and the residual value of the equipment of $19,444,000, $15,367,000 and $14,906,000 at December 31, 1994, 1993 and 1992,
respectively. Unearned lease income on fixed rate leases totaled $14,171,000, $10,001,000 and $10,473,000 at December 31, 1994, 1993 and 1992, respectively.

At December 31, 1994 future minimum lease payments to be received are as follows:

Year
----------------------------------------------------------
1995                                           $29,639,818
1996                                            20,693,854
1997                                            15,157,766
1998                                             9,440,157
1999                                             4,171,294
Thereafter                                         349,073
                                               -----------
Total future minimum lease payments             79,451,962
Residual values                                 19,443,587
                                               -----------
                                                98,895,549
Less unearned income                            14,170,663
                                               -----------
                                               $84,724,886
                                               ===========

--------------------------------------------------------------------------------
F. Fair Value of Financial Instruments

The carrying amounts and fair value of significant financial instruments at December 31 were as follows:

(in Thousands)
--------------------------------------------------------
1994                     Carrying Amount      Fair Value
----                     ---------------      ----------
Investment in leases       $ 84,725            $ 82,737
Manufacturing debt           57,500              64,400
Financial Services debt      24,153              24,276

1993
----
Investment in leases       $ 63,821            $ 63,614
Manufacturing debt           57,500              58,938
Financial Services debt      32,117              33,452

1992
----
Investment in leases       $ 61,918            $ 62,444
Manufacturing debt           20,503              20,440
Financial Services debt      37,191              37,250

The carrying value of cash and cash equivalents approximates fair value because of the short-term maturities of these instruments.

The fair value of the investment in leases is estimated by discounting future cash flows, using current interest rates at which similar leases would be entered into with borrowers with similar credit ratings and maturities.

The fair value of the Company's Manufacturing debt is estimated based on the quoted market price.

The fair value of Financial Services debt is estimated using discounted cash flow analyses, based on current rates offered to the Company for similar types of borrowing arrangements.

The fair value of foreign currency exchange agreements is not significant due to their short-term maturities and the fact that the outstanding agreements were purchased near year-end.

--------------------------------------------------------------------------------
G. Stock Options

The shareholders of the Company have approved stock option plans for officers, directors and key employees. At December 31, 1994, there are 73,398 unoptioned shares available under these plans. The exercise price of options granted is equal to the fair market value of the common stock on the date of grant, except for greater than 5% shareholder officers whose exercise price is 110% of the fair market value on the date of grant, and options expire ten years from the date of the grant.

The status of these plans at December 31 was as follows (the stock option data for 1993 and 1992 has been restated to reflect the effects of the 1994 5% stock dividend):

    Outstanding                             Options
        Options          Price Range    Exercisable
---------------------------------------------------
1994    395,475        $ 8.04 - $20.24      320,030
1993    338,705          8.04 -  20.24      258,002
1992    398,631          8.04 -  20.24      298,972

Options exercised in these plans are summarized as follows:

          Options
        Exercised             Price Range
---------------------------------------------------
1994       18,680           $ 8.04 - $16.42
1993      133,599             8.04 -  16.63
1992       13,286             9.41 -   9.52

Stock options issued to officers and key employees are subject to stock appreciation rights covering up to one-half the number of optioned shares. Options outstanding subject to stock appreciation rights at December 31 were:
1994 - 342,742, 1993 - 287,504, 1992 - 356,208. The exercise of stock appreciation rights by an optionee is in lieu of exercising the option to purchase and will result in a reduction of an equivalent number of optioned shares.

Stock appreciation rights provide for cash payment equal to the appreciation in value of the shares under option from the date the option was granted.

--------------------------------------------------------------------------------
H. Debt Obligations

                                                                             1994            1993            1992
---------------------------------------------------------------------------------------------------------------------
Manufacturing Long-Term Debt
  Senior Debt
  Various notes, repaid in 1993                                           $         _     $         _     $20,502,559
  Subordinated Debt
  6.50% convertible debentures due December 15, 2003. Interest is
    payable semi-annually                                                  57,500,000      57,500,000               _
                                                                         --------------------------------------------
  Total Long-Term Debt                                                     57,500,000      57,500,000      20,502,559
    Less Current Portion                                                            _               _         505,783
                                                                          -------------------------------------------
  Manufacturing Long-Term Portion of Debt                                 $57,500,000     $57,500,000     $19,996,776
                                                                          ===========================================
Financial Services Debt
  Short-term borrowings under lines of credit at variable interest rates
     (7.00% in 1994 and 6.38% in 1992)                                    $ 3,000,000     $         _     $ 2,000,000
  6.35% note, principal is payable in quarterly installments of $312,500
    through July 1, 1997. Interest is payable quarterly                     3,437,500       4,687,500               _
  8.75% note, principal is payable in annual installments of $2,857,000
    through March 1, 1996. Interest is payable semi-annually                5,715,000      11,429,000      14,286,000
  8.86% note, principal is payable in annual installments of $4,000,000
    through November 27, 1997. Interest is payable semi-annually           12,000,000      16,000,000      20,000,000
  10.63% note, repaid in 1993                                                       _               _         905,000
                                                                          -------------------------------------------
Total Financial Services Debt                                             $24,152,500     $32,116,500     $37,191,000
                                                                          ===========================================

Annual repayments of debt obligations are as follows:

                      Manufacturing                Financial
                               Debt            Services Debt
------------------------------------------------------------
        1995           $         _               $11,107,000
        1996                     _                 8,108,000
        1997                     _                 4,937,500
        1998                     _                         _
        1999                     _                         _
        Thereafter      57,500,000                         _
                       -------------------------------------
        Total          $57,500,000               $24,152,500
                       =====================================

The 6.50% convertible subordinated debentures are convertible into shares of common stock at a rate adjusted for the 1994 5% stock dividend of approximately
56.47 shares for each $1,000 principal amount of debentures. The Company has reserved approximately 3,246,000 shares of common stock for such conversion. These debentures are redeemable at prices ranging from 103.50% of principal to par depending upon the redemption date. The debentures are convertible at any time prior to maturity and are redeemable any time on or after December 15, 1996, in whole or in part, at the option of the Company.

Terms of certain notes provide, among other things, that Raymond Leasing Corporation, a wholly-owned subsidiary, must maintain a minimum working capital and a specified working capital ratio, and is subject to certain debt agreements that limit cash dividends and loans to the Company. At December 31, 1994, the restricted retained earnings of Raymond Leasing Corporation were approximately $24,091,000.

The Company and its subsidiaries had unused lines of credit totaling $37,127,000 at December 31, 1994. At the Company's option, existing formal lines of credit totaling approximately $21,600,000, of which $3,000,000 is currently outstanding, may be converted to long-term debt. No significant commitment fees are paid for these lines.

Rent expense under operating leases amounted to approximately $1,601,000, $1,726,000 and $1,679,000 in 1994, 1993 and 1992, respectively. At December 31,
1994, the Company was obligated for future minimum lease payments under noncancelable operating leases for certain equipment as follows:

        1995         $  869,000
        1996            473,000
        1997            253,000
        Thereafter            _
                     ----------
                     $1,595,000
                     ==========

--------------------------------------------------------------------------------
I. Retirement and Benefit Plans

The Company has noncontributory group trusteed retirement plans covering substantially all of its employees. The benefits are based on years of service and/or compensation. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. The following table sets forth the plans' funded status and amounts recognized in the Company's consolidated balance sheets at December 31:

(in Thousands)                       1994          1993          1992
-----------------------------------------------------------------------
Actuarial present
  value of benefit
  obligation:
Accumulated benefit
  obligation, including
  vested benefits of
  $15,298 in 1994,
  $15,414 in 1993
  and $13,149 in 1992             $(16,532)     $(16,811)      $(13,944)
                                  =====================================
Plan assets at fair value,
  primarily listed stocks
  and bonds held in
  trust                             24,990        26,322         23,840
Projected benefit
  obligation for service
  rendered to date                 (21,662)      (22,931)       (19,197)
                                  -------------------------------------
Plan assets in excess
  of projected benefit
  obligation                         3,328         3,391          4,643
Unrecognized net
  transition asset                  (2,038)       (2,415)        (2,787)
Unrecognized prior
  service cost                         363           403            545
Unrecognized net loss
  (gain) from past
  experience different
  from that assumed and
  effect of change in
  assumptions                          145           942           (261)
                                  -------------------------------------
Prepaid pension cost
  included in
  other assets                    $  1,798      $  2,321       $  2,140
                                  =====================================

Net pension cost for the plans included the following components:

(in Thousands)                      1994           1993           1992
-----------------------------------------------------------------------
Service cost _ benefits
  earned during the
  period                          $ 1,378       $   958        $ 1,045
Interest cost on
  projected benefit
  obligation                        1,604         1,449          1,510
Actual return on
  plan assets                         341        (2,619)        (1,972)
Net amortization
  and deferral                     (2,773)          397           (135)
                                  ------------------------------------
Net periodic
  pension cost                    $   550       $   185        $   448
                                  ====================================

The assumptions used to develop the projected benefit obligation as of December 31 were as follows:

                        1994                    1993                    1992
-----------------------------------------------------------------------------
Weighted average
  discount rate         8.50%                   7.00%                   8.00%
Rate of increase in
  compensation          5.50%                   5.50%                   5.50%
Expected return on
  plan assets           8.50%                   8.50%                   8.50%

The actuarial present value of the projected benefit obligation for the U.S. plan decreased by approximately $4.2 million at December 31, 1994 and increased approximately $2.6 million at December 31, 1993 as a result of the changes in the weighted average discount rate. The decrease in 1994 was partially offset by changes in the actuarial assumptions for the Company's foreign plan.

The Company has profit sharing plans covering substantially all of its employees. The aggregate expense of these plans, as determined by the Board of Directors, was $2,907,000 in 1994, $1,293,000 in 1993 and $582,000 in 1992. In
addition, a salary-reduction 401(k) Plan is offered to the Company's U.S. employees.

The Company has an unfunded supplemental benefits equalization plan designed to maintain benefit levels for all employees at the plans' formula levels in instances where individual benefits are limited by the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code.

A deferred compensation plan is provided for employees and directors whereby the individual has the right to defer a portion of his or her current salary. The liability for amounts so deferred has been accrued.

The Company has a formal bonus plan for key executives. The plan provides, among other things, that the annual bonus be computed on income after consideration for a return on consolidated shareholders' equity. Charges to operations under this plan were $1,373,000 in 1994, $520,000 in 1993 and $349,000 in 1992.

--------------------------------------------------------------------------------
J. Postretirement Benefits

In addition to the Company's defined benefit pension plans, the Company sponsors a defined benefit health care plan that provides postretirement medical benefits. The plan is available to certain existing U.S. retirees at March 31, 1993. In addition, U.S. full-time employees who had attained age 55 with at least 15 years continuous service as of March 31, 1993 are eligible to receive medical benefits under the plan subject to a premium limitation of $200 per month. No other current or future employees will be covered by this plan. The plan contains other cost sharing features such as deductibles and coinsurance. The Company's policy is to fund the cost of these medical benefits as claims are submitted.

In 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The effect of adopting the new rules increased 1993 net periodic postretirement benefit cost by $194,000 and decreased 1993 net income by approximately $116,000. Postretirement benefit cost for 1992, which was recorded on a cash basis, was not restated.

The following table presents the plan's funded status reconciled with amounts recognized in the Company's consolidated balance sheets at December 31:

(in Thousands)                   1994            1993           1992
---------------------------------------------------------------------
Accumulated
  postretirement
  benefit obligation:
  Retirees                   $ (2,777)       $ (3,805)       $ (3,138)
  Fully eligible active
    plan participants            (835)         (1,086)           (963)
  Other active plan
    participants                  (38)            (43)            (44)
                             ----------------------------------------
                               (3,650)         (4,934)         (4,145)
Plan assets at fair value           _               _               _
                             ----------------------------------------
Accumulated
  postretirement
  benefit obligation in
  excess of plan assets        (3,650)         (4,934)         (4,145)
  Unrecognized net
    (gain)/loss                  (467)            802               _
  Unrecognized transition
    obligation                  3,731           3,938           4,145
                             ----------------------------------------
  Accrued postretirement
    benefit cost             $   (386)       $   (194)       $      _
                             ========================================

Net periodic postretirement benefit cost includes the following components:

(in Thousands)                   1994            1993           1992
---------------------------------------------------------------------
Service cost                    $   5           $   3
Interest cost                     314             318
Amortization of transi-
  tion obligation over
  20 years                        207             207
Net amortization and
   deferral                         7               _
                             ----------------------------------------
Net periodic postretire-
  ment benefit cost             $ 533           $ 528           $ 205
                             ========================================

The assumptions used to develop the net postretirement benefit expense and the present value of benefit obligations were as follows:

                                1994                 1993                 1992
-------------------------------------------------------------------------------
Weighted average
    discount rate               8.50%                7.00%                8.00%
Health care cost trend rate:
    Retirees under age 65      10.50%               11.00%               12.00%
    Retirees age 65 and
      older                     8.00%                8.25%                9.00%

The health care cost trend rate for retirees under age 65 is assumed to decline by 1/2% per year until an ultimate rate of 5.50% is reached in 2005 and later years. For retirees age 65 and older, the health care cost trend rate is assumed to decline by 1/4% per year until an ultimate rate of 5.50% is reached in 2005 and later years.

The accumulated postretirement benefit obligation decreased by approximately $470,000 in 1994 and increased by approximately $268,000 in 1993 as a result of the changes in the weighted average discount rate.

The effect of increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1994 by approximately $215,000 and increase the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1994 by $43,000.

--------------------------------------------------------------------------------
K. Accrued Liabilities

Accrued liabilities for Manufacturing and Financial Services are summarized as follows:
                             1994               1993                  1992
--------------------------------------------------------------------------------
Insurance                  $ 6,113,160       $ 4,764,346            $4,174,053
Employee
  compensation               3,703,060         2,321,835             1,604,902
Service
  agreements                 2,619,284         1,840,472             1,463,451
Profit sharing
  contribution               1,409,356           596,356               211,865
Commissions                    981,203           646,311               332,400
Stock
  appreciation
  rights                       887,641           537,953               613,454
Interest                       510,281           904,066               899,573
Other                        1,596,095           858,766               414,495
                           ---------------------------------------------------
                           $17,820,080       $12,470,105             9,714,193
                           ===================================================
--------------------------------------------------------------------------------
L. Income Taxes

The Company had previously adopted the liability method of accounting for income taxes; therefore, the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in the first quarter of 1993 had no material effect on the Company's operating results or financial position and, as permitted under the rules, the 1992 financial statements were not restated.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows:

(in Thousands)                                   1994                    1993
--------------------------------------------------------------------------------
Deferred tax liabilities:
  Lease finance revenues                       $4,207                  $3,892
  Excess tax over book depreciation             1,262                   1,253
  LIFO inventory accounting change                707                     943
  Pension assets                                  621                     849
  Other                                           670                     576
                                               ------------------------------
    Total deferred tax liabilities              7,467                   7,513
                                               ------------------------------
Deferred tax assets:
  Insurance reserves                            2,058                   1,620
  Compensation                                  1,846                   1,129
  Accounts receivable                           1,088                     595
  Service agreements                              641                     448
  Inventory                                       640                     617
  Other                                           774                     738
  Alternative minimum tax credit
    carryforward                                   _                    2,150
                                               ------------------------------
   Total deferred tax assets                   7,047                    7,297
                                               ------------------------------
   Net deferred tax liability                 $  420                   $  216
                                               ==============================

The components identified above were also the significant temporary differences relating to the deferred tax liability and benefit for 1992.

The components of income before income taxes consisted of the following:

(in Thousands)                1994                1993                1992
--------------------------------------------------------------------------
Domestic                    $ 5,645              $2,184             $2,388
Foreign                      10,308               5,763              4,085
                            ----------------------------------------------
                            $15,953              $7,947             $6,473
                            ==============================================

Federal, foreign and state income tax expense (benefit) consisted of the following:

(in Thousands)          1994                    1993                    1992
----------------------------------------------------------------------------
Currently payable:
  Federal              $1,637                  $1,727                  $1,391
  Foreign               4,199                   2,321                   1,536
  State                   353                     197                     172
                       ------------------------------------------------------
                        6,189                   4,245                   3,099
                       ------------------------------------------------------
Deferred:
  Federal                 401                    (952)                   (452)
  Foreign                (250)                    (34)                     83
  State                    88                     (57)                    (66)
                       ------------------------------------------------------
                          239                  (1,043)                   (435)
Total income tax
  expense              $6,428                  $3,202                  $2,664
                       ======================================================

The differences between income tax provisions for 1994, 1993 and 1992 and the amounts computed by applying the U.S. Federal statutory rate (35% in 1994 and 34% in 1993 and 1992) are explained as follows:

(in Thousands)                 1994                  1993              1992
-----------------------------------------------------------------------------
Statutory provision          $5,584                 $2,702            $2,201
State income taxes, net
  of federal tax benefit        287                     92                70
Foreign subsidiaries            341                    328               230
Other -- net                    216                     80               163
                             -----------------------------------------------
Provision                    $6,428                 $3,202            $2,664
                             ===============================================

The Raymond Corporation files a consolidated federal tax return which includes Raymond Leasing Corporation and all other significant domestic subsidiaries.

Deferred income taxes and income taxes payable reported in the consolidated balance sheets include the aggregate amounts for Manufacturing and Financial Services.

Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $34.9 million at December 31, 1994. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and foreign withholding taxes. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation; however, unrecognized foreign tax credit carryforwards would be available to reduce some portion of the U.S. liability. Withholding taxes of approximately $3.5 million would be payable upon remittance of all previously unremitted earnings at December 31, 1994.

--------------------------------------------------------------------------------
M. Business Segment Information

The Company operates predominantly in one business segment, that being the design, manufacture, sale, leasing and short-term rental of materials handling equipment. Revenues from unaffiliated customers are realized predominantly through its North American Dealer Network.

For purposes of segment information, operating income is total revenue less applicable operating expenses. In computing results from foreign operations, exchange transaction gains and losses have been added or deducted. Domestic transfers are at cost while foreign transfers are at prices to allow for reasonable profit margins. Identifiable assets include investments in and advances to unconsolidated investees which are discussed in Note C.

A summary of information about the Company's operation within the one business segment follows:

(in Thousands)
--------------------------------------------------------------------------------
Product Mix                         1994             1993               1992
--------------------------------------------------------------------------------
Total Revenues                  $229,547         $171,949            $148,733
Narrow and very
  narrow aisle applications          57%              53%                 51%
All other applications               20%              22%                 21%
Repair and replace-
  ment parts                         17%              18%                 20%
Leasing and
  rentals                             5%               6%                  7%
Other income                          1%               1%                  1%
--------------------------------------------------------------------------------
Geographic Areas                    1994             1993               1992
--------------------------------------------------------------------------------
United States:
 Unaffiliated
  customers                     $129,460          $98,436             $85,508
 Interarea sales
  and transfers*                  20,136           15,785              13,959
                                ---------------------------------------------
                                 149,596          114,221              99,467
Canada:
 Unaffiliated
  customers                       10,880            9,685               6,858
 Interarea sales
  and transfers                   81,891           56,457              46,736
                                ---------------------------------------------
                                  92,771           66,142              53,594
 Eliminations                    (12,820)          (8,414)             (4,328)
                                ---------------------------------------------
Total
  Revenues                      $229,547         $171,949            $148,733
                                =============================================

                                    1994             1993                1992
--------------------------------------------------------------------------------
Operating Income:
United States                   $  9,573         $  3,782            $  3,757
Canada                            10,331            5,930               4,283
                                ---------------------------------------------
                                $ 19,904         $  9,712            $  8,040
                                ---------------------------------------------
Identifiable Assets:
United States                   $180,196         $165,740            $132,689
Canada                            24,180           25,009              21,155
                                ---------------------------------------------
                                $204,376         $190,749            $153,844
                                ---------------------------------------------


*Includes sales of $11,082, $9,582 and $9,631 in
 1994, 1993 and 1992, respectively, to unconsolidated
 Canadian company at arms-length pricing.

--------------------------------------------------------------------------------
N. Contingencies

The Company is currently defending a number of products liability and similar lawsuits involving industrial accidents. The Company views these actions, and related expenses of administration, litigation and insurance, as part of the ordinary course of its business. The Company has a policy of aggressively defending products liability lawsuits, which generally take several years to ultimately resolve. A combination of self-insured retention and insurance is used to manage these risks and management believes that the insurance coverage and reserves established for self-insured risks are adequate. The effect of these lawsuits on future results of operations cannot be predicted because any such effect depends on the operating results of future periods and the amount and timing of the resolution of these proceedings. The Company's Dealers contribute to the funding of the Company's products liability program and, in turn, the Company indemnifies the Dealers against products liability expense and manages products liability claims.

The Company is also one of sixteen defendants in a private environmental lawsuit. The plaintiffs have alleged that scrap metal purchased from the Company was coated with certain solvents and/or cutting oils. Plaintiffs have the burden of proving the nature and extent of the Company's contribution to the site, as well as the burden of proving what portion of the material delivered to the site was "hazardous" as that term is defined in the environmental statutes. The Company is aggressively defending the claim and does not believe it is likely to have a material adverse effect on the Company.

--------------------------------------------------------------------------------
O. Quarterly Information (Unaudited)
(in Thousands, except per share figures)


1994 Quarters                     First                   Second                     Third                           Fourth
  Revenues                      $51,207                  $58,577                   $53,881                          $65,882
  Gross profit                   11,972                   13,473                    12,052                           16,208
  Net income                      2,004                    2,464                     2,153                            3,106
  Per share amounts:
    Net income (Primary)            .32                      .39                       .34                              .49
    Net income (Fully Diluted)      .27                      .32                       .29                              .39
    Market price range:
                     High         17.38                    20.00                     21.75                            21.25
                     Low          15.00                    16.75                     18.50                            16.00

1993 Quarters                     First                   Second                     Third                           Fourth
  Revenues                      $39,763                  $40,648                   $42,838                          $48,700
  Gross profit                    8,936                    8,913                     9,388                           11,298
  Net income                        647                    1,030                     1,434                            1,895
  Per share amounts:
    Net income (Primary)            .10                      .16                       .23                              .30
    Net income (Fully Diluted)      .10                      .16                       .23                              .30
    Market price range:
                     High         17.62                    18.81                     19.76                            17.38
                     Low          13.33                    16.43                     15.00                            14.05


The Raymond Corporation is traded on the NASDAQ National Market System (ticker symbol RAYM). The common stock market prices indicated in the tables above represent inter-dealer prices as reported by NASDAQ without retail markups, markdowns or commissions and do not necessarily represent actual transactions.

--------------------------------------------------------------------------------
Directors' Affiliations and Committees

Ross K. Colquhoun                 Director since 1984
President and Chief Executive Officer
The Raymond Corporation

Chairman of the Board,
G.N. Johnston Equipment Co. Ltd.
Toronto, Ontario, Canada
Chairman of the Board,
Associated Material Handling Industries, Inc.
Elmhurst, Illinois

Executive Committee, Chairman
Ex Officio Member of all Committees of the Board of Directors except for the Audit Committee and Executive Compensation Committee

James F. Matthews                 Director since 1994
President
The Matco Group, Incorporated
Vestal, New York

Audit Committee, Member
Executive Compensation Committee, Member
Human Resource Committee, Member

John E. Mott                      Director since 1974
Secretary
Raymond Industrial Equipment, Limited
Brantford, Ontario, Canada

Audit Committee, Member
Pension Plan Review Committee, Member

Michael R. Porter                 Director since 1989
President
Nexus Corporation
Northglenn, Colorado

Audit Committee, Member
Executive Compensation Committee, Member
Finance Committee, Member
Human Resource Committee, Member

George G. Raymond, Jr.            Director since 1946
Chairman of the Board
The Raymond Corporation

Executive Committee, Member
Finance Committee, Member
Human Resource Committee, Member

Arthur M. Richardson              Director since 1984
President
Richardson Capital Corporation
Rochester, New York

Finance Committee, Chairman
Executive Committee, Member
Pension Plan Review Committee, Member
Profit Sharing Retirement Plan, Trustee
401(k) Plan, Trustee

Dr. M. Richard Rose               Director since 1979
Former President
Rochester Institute of Technology
Rochester, New York

Executive Committee, Member
Executive Compensation Committee, Chairman
Human Resource Committee, Chairman

Daniel F. Senecal                 Director since 1988
President and Chief Executive Officer
Werres Corporation
Rockville, Maryland

Pension Plan Review Committee, Member
401(k) Plan, Trustee
Profit Sharing Retirement Plan, Trustee

John V. Sponyoe               Appointed Director 1995
President
Loral Federal Systems - Owego
Owego, New York

Robert L. Tarnow                  Director since 1982
Chairman of the Board
Goulds Pumps, Inc.
Seneca Falls, New York

Audit Committee, Chairman
Executive Compensation Committee, Member
Human Resource Committee, Member

Lee J. Wolf                       Director since 1973
Consultant
The Raymond Corporation

Pension Plan Review Committee, Chairman
401(k) Plan, Chairman of Trustees
Profit Sharing Retirement Plan, Chairman of Trustees
Finance Committee, Member

          Christian D. Gibson    Director Emeritus since 1994
          Consultant
          The Raymond Corporation

--------------------------------------------------------------------------------
Officers, Principal Subsidiaries and
External Services

Officers

George G. Raymond, Jr.
Chairman of the Board

Ross K. Colquhoun
President and
Chief Executive Officer

William B. Lynn
Executive Vice President

Heidi J. Bowne
Vice President - Human Resources

James W. Davis
Vice President - Engineering

Jerome R. Dinn
Vice President - Sales and Quality

Margaret L. Gallagher
Vice President - Marketing

James J. Malvaso
Vice President - Operations

Paul J. Sternberg
Vice President - General Counsel and Secretary

Patrick J. McManus
Treasurer

John F. Everts
Corporate Controller

William L. O'Mara
Assistant Treasurer

Cathy J. Hawkes
Assistant Secretary

Shareholder Inquiries
Communications concerning shareholder address changes, stock transfers, changes of ownership and dividend reinvestment statements should be directed to:
    American Stock Transfer & Trust Company
    40 Wall Street, 46th Floor
    New York, New York 10005
    212-936-5100

Principal
Subsidiaries

Dockstocker Corporation
Greene, New York

The Raymond Export Corporation
St. Thomas, U.S. Virgin Islands

Raymond Industrial Equipment, Limited
Brantford, Ontario, Canada

Raymond Leasing Corporation
Greene, New York

Raymond Sales Corporation
Greene, New York

Raymond Transportation Corporation
Greene, New York

R.H.E. Ltd.
Brantford, Ontario, Canada

External Services

Legal Counsel
Nixon, Hargrave, Devans & Doyle
Rochester, New York

Independent Auditors
Ernst & Young LLP
Syracuse, New York

Transfer Agent and Registrar
American Stock Transfer & Trust Company
Brooklyn, New York

Securities Listings
Common stock:
NASDAQ National Market System
ticker symbol RAYM

Subordinated convertible debentures:
NASDAQ Small-Cap Market
ticker symbol RAYMG

Design, Production & Composition:
    The Raymond Corporation/Marketing Communications
    JD Associates/Sandy Fancher
    Warne Marketing & Communications

Photography:
    L.A. Oliver Photography, Inc./Lou Oliver
    The Raymond Corporation

Lithography:
    Manhardt-Alexander, Inc.

--------------------------------------------------------------------------------
The Raymond Dealer Network
Agromec
P.O. Box 10116-1000
400 MTS Oeste De La Plaza De La Uruca
San Jose, Costa Rica

Air-Mac Handling
& Storage Techniques, Inc.
6651 S. 216th Street, Bldg. D
Kent, WA  98032
206-872-3909

7911 N.E. 33rd Drive
Suite 260
Portland, OR  97211
503-249-8290

Allied Handling Equipment
Company, Ltd.
2335 W. Altorfer Drive
Peoria, IL  61615-1809
309-691-7620

1509 S.E. Cortina Drive
Ankeny, IA  50021-3903
515-964-0162

Andersen & Associates, Inc.
24333 Indoplex Circle
Farmington, MI  48335-2552
810-476-6500

3146 Broadmoor, S.E.
Grand Rapids, MI  49512
616-949-1452

4732 Northwest 165th Street
Hialeah, FL  33014-6423
305-625-0250

Arbor Handling Services, Inc.
2380 Maryland Road
Willow Grove, PA  19090
215-657-2700

Associated Material Handling
Industries, Inc.
343 Carol Lane
Elmhurst, IL  60126
708-832-7200

8820 Corporation Drive
Indianapolis, IN  46256
317-576-0300

4812 Investment Drive
Ft. Wayne, IN  46808
219-482-9556

Brauer Material Handling Systems, Inc.
206 Space Park North
Goodlettsville, TN  37072
615-859-2930

6331 Baum Drive
Knoxville, TN  37919
615-588-3566

Carolina Handling, Inc.
3101 Piper Lane
Airport Industrial Park
Charlotte, NC  28208
704-357-6273

2304 River Road
Piedmont, SC  29673
803-269-6360

2717 W. Highway 97
Wendell, NC  27591
919-365-9077

1215 Bonito Lane
Carolina Beach, NC  28428
910-458-5707

5404 Ainsworth Drive
Greensboro, NC  27410
910-852-5131

2351 Lithonia Industrial Blvd.
Lithonia, GA  30058
404-484-2070

6022 Woodvale Court
Helena, AL  35080
205-664-8818

Central de Montacargas LTDA.
Av. de Las Americas No. 35-29
Santafe de Bogota, D.C.
Colombia

Distribuciones Molina S.A. de C.V.
Flamenco 1115
Guadalajara, Jalisco, Mexico 44910
011-52-3-610-2002

Echtman-Engineering Corp., Ltd.
P.O. Box 18015
Tel Aviv
Israel
011-972-3-921-9294

GARMAC, Inc.
"A" Street Corner "B" Street
Las Palmas Industrial Park
Catano, Puerto Rico  00962
809-788-3400

G.N. Johnston Equipment Co. Ltd.
1400 Courtney Park Drive
Mississauga, Ontario L5T 1H1
Canada
416-675-6460

No. 105, 581 Chester Rd.
Delta, British Columbia V3M 6G7
Canada
604-524-0361

7008J 5th Street S.E.
Calgary, Alberta T2H 2G3
Canada
403-258-1221

17424 - 105th Avenue
Edmonton, Alberta T5S 1G4
Canada
403-483-7051

#1 - 826 56th Street East
Saskatoon, Saskatchewan S7K 5Y8
Canada
306-933-3399

655 Henderson Drive
Regina, Saskatchewan S4N 6A8
Canada
306-721-2300

85 Keith Road
Winnipeg, Manitoba R3H 0H7
Canada
204-633-4364

1179 Newmarket Street
Ottawa, Ontario K1B 3V1
Canada
613-745-0744

181 Whitehall Drive
Markham, Ontario L3R 9T1
Canada
905-470-7170

5000 Levy Street
Ville St. Laurent, Quebec H4R 9Z7
Canada
514-956-0020

3200 Watt Street
Suite 105
Ste. Foy, Quebec G1X 4P8
Canada
418-650-1620

725 Champlain Street
Suite 400
Dieppe, New Brunswick  E1A 1P6
Canada
506-857-8766

61 Raddall Avenue
Dartmouth, Nova Scotia B3B 1T4
Canada
902-468-1457

Goldbell Engineering PTE Ltd.
14 Benoi Road
Singapore 2262
011-65-861-0007

Handling Systems, Inc.
5415 South 39th Street
Phoenix, AZ  85040
602-437-8071

740 E. Ajo Way
Tucson, AZ 85713
602-624-1895

Heubel Material Handling, Inc.
6311 N.E. Equitable Rd.
Kansas City, MO  64120
816-231-7780

2635 Metro Blvd.
St. Louis, MO  63043
314-739-5002

2324 S. 156th Circle
Omaha, NE  68130
402-330-9040

4100 Will Rogers Parkway
Suite 200
Oklahoma City, OK  73108
405-949-9001

Hillis Equipment Company, Inc.
23920 Mercantile Road
Beachwood, OH  44122-5987
216-464-8520

Hooper Handling, Inc.
5590 Camp Road
Hamburg, NY  14075
716-649-5590

1320 Buffalo Road
Suite 115
Rochester, NY  14624
716-328-0171

2820 W. 23rd Street
Suite #14
Erie, PA  16506
814-838-0343

LIFTO Industrial LTDA
Av. Victor Andrew, 585
18086-390-Sorocaba-SP,
Sao Paolo, Brazil
011-55-152-25-1999

Minnesota Supply Company, Inc.
6470 Flying Cloud Drive
Eden Prairie, MN  55344-3372
612-941-9390

Montacargas AC S.A. de C.V.
EJE 126 S/N
Zona Industrial Del Potosi
San Luis Potosi, S.L.P.
Mexico C.P. 78090
011-52-4-824-0290

Montacargas Aditamentos Y Refacciones S.A. de C.V.
Av. Caylan No. 5
Col. La Joya Iztacala
Tlalnepantla, Edo de Mexico C.P. 54160
011-52-5-388-1515

Montacargas Aditamentos Y Refacciones Norte S.A. de C.V.
Calle Union # 219
Col. Chapultepec
San Nicolas de Los Garza
Monterrey, Nuevo Leon, Mexico 66450
011-52-8-352-7749

Nichiyu 'NYK' Australia Pty. Limited
Q.B.M. Pty. Ltd.
22-24 Elliot Road
P.O. Box 461
Dandenong, Victoria
Australia
3175
011-61-3-794-6555

29-31 Lysaght Street
Acacia Ridge, QLD., 4110
Australia

P.O. Box 6089
48 Newton Road
Wetherill Park, NSW, 2164
Australia

9 Cord Street
Dudley Park, S.A.
Australia 5008

N.J. Malin & Associates, Inc.
15870 Midway Road
Addison, TX  75244
214-458-2680

6630 Roxburgh Drive
Suite 150
Houston, TX  77041
713-896-4183

4322 Tejasco Drive
San Antonio, TX  78218
210-805-8282

4757 River Rd.
Jefferson, LA 70121
504-733-8445

1057 Doniplan Park Circle
Suite A
El Paso, TX 79922
915-581-9180

N.J. Malin de Mexico S.A. de C.V.
Paseo Triunfo de La Republica #3304
Edificio Cuadrante Suite 305
CD Juarez Chihuahua 32330
Mexico

Oleg B. Malikov
Foreign Trade Representative
215, Korpus 1, 27, Prospect
Aviaconstructorov
Saint Petersburg, 197373
Russia
011-7-812-168-80-94

Pacific Machinery, Inc.
Division of Theo. H. Davies & Co. Ltd.
94-025 Farrington Highway
Waipahu, HI  96797-2299
808-677-9111

456 Kalanianaole Avenue
Hilo, HI  96720-4704
808-961-3437

470 S. Hana Highway
Kahului, Maui, HI  96732-2316
808-877-6538

3651 Lala Road
Lihue, Kauai, HI  96766
808-245-4057

196 E. Harmon Industrial Park Road
Harmon, Guam  96911-4407
011-671-646-9118

Pengate Handling Systems, Inc.
6A Interchange Place
York, PA  17402
717-764-3050

Mahaffey Equipment Company Division
650 Alpha Drive
R.I.D.C. Industrial Park
Pittsburgh, PA 15238-2891
412-782-5500

Pengate Handling Systems
of New York, Inc.
Royce W. Day Company Division
Grove Street
Voorheesville, NY 12186-9713
518-765-3331

Raymond Handling Services Division
6650 Kirkville Road
East Syracuse, NY 13057
315-437-7108

Raymond Handling Concepts Corporation
38507 Cherry Street, Suite A
Newark, CA  94560
510-745-7500

1418-W N. Market Blvd., Suite 100A
Sacramento, CA  95834
916-928-1400

4974 North Fresno Street
Suite 566
Fresno, CA  93726
209-264-7500

1315 Greg Street, Suite 112
Sparks, NV  89431
702-356-8383

4555 N. Pershing Avenue
Suite 33-111
Stockton, CA  95207
209-474-7500

Raymond Handling Technologies, Inc.
40 Northfield Avenue
Edison, NJ  08837
908-417-1100

Ring Lift
Division of Ring Power Corporation
8060 Phillips Highway
Jacksonville, FL  32256
904-448-5438

6202 North U.S. 301/441
Ocala, FL  34475
904-732-4600

4760 Capital Circle, N.W.
Tallahassee, FL  32303-7217
904-562-2121

1401 U.S. Highway 301 North
Tampa, FL  33619-2625
813-620-1337

803 Taft-Vineland Road
Orlando, FL  32824-2067
407-857-1973

Robert Abel & Co., Inc.
195 Merrimac St.
Woburn, MA  01888
617-935-7860

Shaw Material Handling Systems, Inc.
3025 Kate Bond Blvd.
Bartlett, TN.  38134
901-386-1081

2201 Brookwood Drive, Suite 108
Little Rock, AR  72202
501-663-5108

814 South Bloomington
Lowell, AR 72745
501-770-2156

Stoffel Equipment Company, Inc.
7764 North 81st Street
Milwaukee, WI  53223
414-354-7500

4905 Voges Road
Unit #3
Madison, WI  53704
608-838-4181

2815 South Packerland
Suite 21
Green Bay, WI  54313
414-496-5814

Storage Concepts, Inc.
4350 Indeco Court
Cincinnati, OH  45241
513-891-7290

5270 Krieger Court
Columbus, OH  43228
614-878-9271

1804 Production Drive
Louisville, KY 40299
502-491-2237

Suplidora de Repuestos C.A.
Colinas de Las Acacias
Avenida Tamanaco No. 23
Apartado 40018
Caracas 1040-A Venezuela

Welch Equipment Company, Inc.
6090 East 39th Avenue
Denver, CO  80207
303-393-8181

634 Elkton Drive
Colorado Springs, CO  80907
719-599-4497

4501 Bogan Avenue, N.E.
Building A, Suite 3
Albuquerque, NM 87109
505-881-9612

Welch Equipment Company, Inc. (Utah)
2170 South 3140 West, Unit A
West Valley City, Utah  84119
801-872-9289

Werres Corporation
803 E. South Street
Frederick, MD 21701
301-620-4000

7449 Whitepine Road
Richmond, VA  23237
804-275-6500

6952 Malinda Road
Salem, VA 24153
703-380-2384

Womack Material Handling Systems, Inc.
71 North Plains Industrial Rd.
Wallingford, CT  06492
203-265-2887

35 Tec Street
Hicksville, NY  11801
516-681-7050

W.T. Billard, Inc.
10261 Matern Place
Santa Fe Springs, CA  90670-3708
310-944-8067

12255 Kirkham Road
Poway, CA  92064
619-679-1800

121 Industrial Parkway
Suite 106
Henderson, NV  89015
800-669-5438

605 S. Milliken Ave.
Suite E
Ontario, CA  91761
909-390-8111